HOULIHAN LOKEY

Project Carbon

PRELIMINARY DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE

JANUARY 10, 2022 | CONFIDENTIAL | PRELIMINARY DRAFT

Table of Contents

Selected General Updates Since Preliminary Discussion Materials Dated 9/9/2021

IWCO Direct Holdings, Inc. ("IWCO")	▪ IWCO remains in discussions with its lenders over an amendment to extend its credit facility maturing in December 2022 – the lenders are reviewing a proposal recently submitted by IWCO with their advisors
	▪ IWCO's actual financial results for FY 2021 registered slightly below its previously provided estimates[1,2]
	▪ Implementation of the Competitive Improvement Plan ("CIP") generally remains on track, although supply chain and labor market conditions have created challenges, including delaying delivery of purchased equipment
	▪ The financial projections for FY 2022 – FY 2025 have been revised to reflect certain developments:[2]
	  ▪ IWCO has recently onboarded two new customers expected to generate nearly ~$30mm of combined annual revenues, offsetting certain negative customer volume changes
	  ▪ Inflationary environment has resulted in minor gross margin compression
	  ▪ Net impact is an upward revision to Adj. EBITDA of ~2% in FY 2022 ramping up to ~9% in FY 2025

ModusLink Corporation ("ModusLink" or "ML")	▪ Over the last ~3-4 months ML has held informal preliminary discussions with multiple parties around a potential sale
	  ▪ In September 2021, ML was approached by a party that had expressed interest in an acquisition of ML in 2019 and 2020 – with the most recent preliminary discussions resulting in receipt of an LOI in late November based on a ~$70 million valuation[3]
	  ▪ ML, in consultation with its advisors, subsequently reached out to two other parties – neither of which has provided a proposal
	  ▪ Discussions are currently on hold amid headwinds in ML's baseline business
	▪ ML generally continues to face financial headwinds amid the current environment[4]
	  ▪ New business wins are on track to exceed performance in recent years – but challenges with top existing customers have overshadowed these results
	  ▪ 1Q FY 2022 results (VAR: $25.3mm, Adj. EBITDA: $2.1mm) significantly below 1Q FY 2021 results (VAR: $33.8mm; Adj. EBITDA: $8.9mm) and mark the third consecutive quarter of VAR performance below ~$27mm
	  ▪ FY 2022 projections have been revised downward to reflect continued pressure tied to the current climate
	▪ ML management has indicated that despite substantial uncertainty at the present time, its longer-term view of the business remains unchanged and has not revised projections beyond FY 2022

Preliminary Financial Analyses	▪ Preliminary financial analyses have been updated to reflect the impact of the following factors: (i) recent financial performance, (ii) revisions to financial projections relative to the July 2021 Consolidated Projections[5] referenced in the preliminary discussion materials dated 9/9/2021 and (iii) updated market data related to selected companies and transactions
STCN Stock Price	▪ Recent downward movement in the stock price – VWAP since 11/19/2020 Initial Proposal[6] of $1.98, 3-month VWAP of $1.79 and 1-month VWAP of $1.47 currently vs. $2.01, $1.98 and $1.78, respectively, as of the preliminary discussion materials dated 9/9/2021

See following page for footnotes.

Selected General Updates Since Preliminary Discussion Materials Dated 9/9/2021 (cont.)

Ongoing Information Items	▪ Perspectives of IWCO management on IWCO's LTM financial performance (figures have not yet been provided) ▪ Perspectives of SC, IWCO and ML managements regarding usability of federal and state NOLs (including, but not limited to, allocations to each of IWCO and ML income streams) ▪ Status of discussions with IWCO lenders (financial projections assume that IWCO will be able to extend the maturity on its credit facility due 12/2022, but there are no guarantees it will be able to do so; inability to obtain an extension or alternative financing would result in material adverse implications for the business not reflected in the financial projections, per SC management)[7] ▪ Consideration by SC management to factors impacted by scenarios in which IWCO does not operate as a going concern / have positive equity value including (i) potential wind-down costs incurred by SC, (ii) potential changes to corporate cost structure and (iii) usability of NOLs ▪ Further review by SC and ML managements of projected ML cash balances to determine amount of existing cash that is "restricted" ▪ Certain illustrative assumptions associated with the selected transactions approach

1. *FY 2021 Revenue and Adj. EBITDA registered at $387.5mm and $55.3mm, compared to prior estimates of $389.8mm and $56.3mm, respectively.*
2. *Refer to pg. 6 for additional details.*
3. *Per discussions with ML management, it is unclear how much of ModusLink's cash balance is factored into the valuation.*
4. *Refer to pg. 7 for additional details.*
5. *Steel Connect management previously provided SC projections prepared by SC management as of July 2021 (the "July 2021 SC Projections"); IWCO management previously provided IWCO projections prepared by IWCO management, in consultation with SC management, as of July 2021 (the "July 2021 IWCO Projections"); and ML management previously provided ML projections prepared by ML management, in consultation with SC management, as of July 2021 (the "July 2021 ML Projections" and, together with the July 2021 SC Projections and July 2021 IWCO Projections, the "July 2021 Consolidated Projections")*
6. *On November 19, 2020, Steel Partners Holdings L.P. ("Steel Partners" or "SP") submitted a non-binding expression of interest to acquire all of the outstanding shares of SC common stock not already owned by SP for consideration with an indicated implied per share value in the range of $0.65 to $0.72 (the "Initial Proposal").*
7. *More specifically, projections assume IWCO will retain sufficient liquidity to complete the CIP process and operate the business through the maturity - however there is a risk of dropping below the minimum liquidity requirement in late 2022, just prior to the credit facility maturity date (which is being contemplated in the amendment discussions with lenders).*

Source: Steel Connect, Inc. ("Steel Connect", "SC" or the "Company"), IWCO and ML managements, public filings, Capital IQ, Bloomberg. VWAP refers to Volume Weighted Average Price.

IWCO Financial Performance & Outlook Observations

July 2021 IWCO Projections vs. Current Historical & Projected Financials

Revenue

(dollars in millions)

Revenue differential in FY 2022 - FY 2025 results from the recent intake of two new customer accounts, as well as price increases offsetting negative customer volume changes.


▼ $2.3
▲ $24.9
▲ $19.1
▲ $19.0
▲ $22.9
$389.8
$387.5
$263.0
$287.9
$279.4
$298.5
$294.8
$313.8
$309.5
$332.4
FY 21
FY 22E
FY 23E
FY 24E
FY 25E

	FY 21	FY 22E	FY 23E	FY 24E	FY 25E
% Growth (July 2021)	**(12.3%)**	**(32.5%)**	**6.2%**	**5.5%**	**5.0%**
% Growth (Current)	(12.8%)	(25.7%)	3.7%	5.1%	5.9%

Adjusted EBITDA

(dollars in millions)

Despite positive revenue differential, EBITDA margins relatively unchanged as inflationary pressures and labor shortages result in cost increases that slightly outpace pricing increases.


▼ $1.0
▲ $0.4
▲ $3.6
▲ $3.9
▲ $5.5
$56.3
$55.3
$23.0
$23.4
$60.7
$64.3
$64.0
$67.9
$65.6
$71.2
FY 21
FY 22E
FY 23E
FY 24E
FY 25E

	FY 21	FY 22E	FY 23E	FY 24E	FY 25E
% Margin (July 2021)	**14.4%**	**8.7%**	**21.7%**	**21.7%**	**21.2%**
% Margin (Current)	14.3%	8.1%	21.5%	21.6%	21.4%

■ July 2021 IWCO Projections ■ Current Projections

Note: Financials shown above are based on Steel Connect's fiscal year-end of July 31.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. E refers to Estimated. FY refers to Fiscal Year.
Source: IWCO projections prepared by IWCO management, in consultation with Steel Connect management, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials (the "IWCO Projections").

ModusLink Financial Performance & Outlook Observations

July 2021 ML Projections vs. Current Historical & Projected Financials

- FY 2021 results registered in-line with preliminary estimates[1], with the back half of the fiscal year impacted by lower volumes as factors including the shortage in semiconductor chips reduced demand at certain top customers (VAR in 2H was $51.6mm, compared to $65.5mm in 1H)
- Q1 FY 2022 results were impacted by similar headwinds to those observed in 2H FY 2021 and were substantially lower than the year-ago period:
  - VAR in Q1 FY 2022 was $25.3mm, compared to $33.8mm in Q1 FY 2021 (~25% decline)
  - Adjusted EBITDA in Q1 FY 2022 was $2.1mm, compared to $8.9mm in Q1 FY 2021 (~76% decline)
  - LTM 10/31/2021 Adj. EBITDA of $10.5mm down substantially from $17.3mm in FY 2021 and $34.4mm in FY 2020
- FY 2022 projections have been revised relative to the July 2021 ML Projections to reflect the following factors arising from the current environment:
  - Uptick in new business is offset by topline headwinds with existing customers
  - Profitability is negatively impacted primarily by the confluence of topline headwinds and certain fixed costs at existing customers
- ModusLink management has indicated long-term outlook is generally unchanged and has not revised projections for FY 2023 – FY 2025

	FY 21			FY 22E			
(dollars in millions)	July 2021[1]	Current	*Change*	July 2021[1]	Current	*Change*	
VAR	**$117.0**	**$117.2**	***$0.2***	**$121.6**	**$119.7**	***($1.9)***	*Key accounts down ~$7 million, partially offset by increase in growth accounts and new business*
Gross Profit	**$47.4**	**$47.7**	***$0.3***	**$49.6**	**$42.6**	***($7.0)***	*Key accounts down ~$7 million given certain fixed costs associated with operations of key accounts*
% of VAR	*40.6%*	*40.7%*	*0.1%*	*40.8%*	*35.6%*	*-5.2%*	
Adjusted EBITDA	**$16.9**	**$17.3**	***$0.3***	**$17.7**	**$12.4**	***($5.3)***	*SG&A expenses down ~$2 million amid implementation of temporary cost-cutting measures*
% of VAR	*14.5%*	*14.7%*	*0.3%*	*14.6%*	*10.3%*	*-4.2%*	

Note: Financials shown above are based on Steel Connect's fiscal year-end of July 31.
1. Based on July 2021 ML Projections.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated. FY refers to Fiscal Year. VAR refers to Value-Added Revenue.
Source: ModusLink projections prepared by ModusLink management, in consultation with Steel Connect management, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials (the "ML Projections").

Recent Stock Performance

Stock Performance Since Initial Proposal (11/19/20)



Volume
Price
Indicates Earnings Announcement
Closing Price ($)
Volume (millions)
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
25.0
20.0
15.0
10.0
5.0
0.0
11/19/20
12/19/20
1/19/21
2/19/21
3/19/21
4/19/21
5/19/21
6/19/21
7/19/21
8/19/21
9/19/21
10/19/21
11/19/21
12/19/21
Q1 FY 21
Q2 FY 21
Q3 FY 21
9/9/21
Latest 3-Month High: $2.45
Q4 FY 21
Q1 FY 22
Latest 3-Month Low: $1.31

Last Three Months[1]

(shares in millions)

VWAP Volume[2]: 5.7 million
VWAP: $1.79

Intraday High: $2.45
Intraday Low: $1.31



0.4
6.5%
1.1
20.2%
1.0
17.0%
1.0
18.5%
0.4
7.4%
0.9
16.1%
0.4
7.0%
0.4
7.2%
$1.25- $1.40
$1.40- $1.55
$1.55- $1.70
$1.70- $1.85
$1.85- $2.00
$2.00- $2.15
$2.15- $2.30
$2.30- $2.45

Last One Month[1]

(shares in millions)

VWAP Volume[2]: 1.8 million
VWAP: $1.47

Intraday High: $1.80
Intraday Low: $1.31



0.4
20.2%
1.1
61.0%
0.3
18.4%
0.0
0.4%
0.0
0.0%
0.0
0.0%
0.0
0.0%
0.0
0.0%
$1.25- $1.40
$1.40- $1.55
$1.55- $1.70
$1.70- $1.85
$1.85- $2.00
$2.00- $2.15
$2.15- $2.30
$2.30- $2.45

1. Based on the closing price in one-minute intervals as provided by Bloomberg and the amount of volume transacted during that intraday window.
2. Per Bloomberg, reflects the number of shares traded over the period that are included for purposes of the VWAP calculations.
FY refers to Fiscal Year. VWAP refers to Volume-Weighted Average Price.
Source: Bloomberg and Capital IQ as of 1/4/22.

Illustrative Premium Observations

Note: The sensitivities shown are intended to be for illustrative purposes only, and are not intended to be indicative of or provide any conclusions regarding valuation.

Implied Premium (Discount) to Closing Share Price / VWAP Based on Illustrative Per Share Consideration

	Average Daily Trading Volume (mm) [1]	*ADTV % of Public Float [1]*	VWAP Volume (mm) [2]	Closing Share Price / VWAP [3]	*Illustrative Per Share Consideration*							
					$2.15	$2.20	$2.25	$2.30	$2.35	$2.40	$2.45	$2.50
1-Day Closing	0.09	0.2%	0.09	$1.55	38.7%	41.9%	45.2%	48.4%	51.6%	54.8%	58.1%	61.3%
10-Day VWAP	0.10	0.3%	0.96	$1.46	47.3%	50.8%	54.2%	57.6%	61.0%	64.5%	67.9%	71.3%
20-Day VWAP	0.09	0.3%	1.79	$1.47	46.7%	50.1%	53.5%	56.9%	60.3%	63.8%	67.2%	70.6%
30-Day VWAP	0.08	0.2%	2.41	$1.50	43.0%	46.3%	49.7%	53.0%	56.3%	59.7%	63.0%	66.3%
2-Month VWAP	0.08	0.2%	3.07	$1.56	38.2%	41.4%	44.6%	47.9%	51.1%	54.3%	57.5%	60.7%
3-Month VWAP	0.09	0.2%	5.65	$1.79	20.2%	23.0%	25.8%	28.6%	31.4%	34.1%	36.9%	39.7%
6-Month VWAP	0.09	0.2%	10.79	$1.85	16.5%	19.2%	21.9%	24.6%	27.3%	30.0%	32.7%	35.5%
12-Month VWAP	0.32	0.9%	74.83	$2.08	3.4%	5.8%	8.2%	10.6%	13.0%	15.4%	17.8%	20.2%
12-Month VWAP- Excluding Elevated Trading Dates [4]	0.21	0.6%	48.21	$1.86	15.3%	18.0%	20.7%	23.4%	26.0%	28.7%	31.4%	34.1%
Since Initial Proposal (11/19/20) VWAP	0.31	0.8%	81.25	$1.98	8.3%	10.8%	13.4%	15.9%	18.4%	20.9%	23.4%	26.0%
52-week High Closing Price	NA	NA	NA	$2.67	(19.5%)	(17.6%)	(15.7%)	(13.9%)	(12.0%)	(10.1%)	(8.2%)	(6.4%)
52-week Low Closing Price	NA	NA	NA	$0.77	179.6%	186.1%	192.6%	199.1%	205.6%	212.1%	218.6%	225.1%

Every $0.10 increase in the per share consideration results in an incremental cash outlay of ~$4 million for Steel Partners.

Note: Reference to "Day" is based on trading days and reference to "Month" is based on calendar months.
1. Per Capital IQ.
2. Per Bloomberg, reflects the number of shares traded over the period that are included for purposes of the VWAP calculations.
3. Based on trading information per Bloomberg as of 1/4/22.
4. Excludes trading data for January 20, 2021 and January 21, 2021, days on which highly elevated trading levels were observed.
ADTV refers to Average Daily Trading Volume.
NA refers to Not Available.
VWAP refers to Volume-Weighted Average Price.
Source: Capital IQ, Bloomberg.

Overview of Approach to Preliminary Financial Analyses

(dollars in millions, unless otherwise noted)

Overview of Approach to Preliminary Financial Analyses

Component	Description / Treatment	Selected Companies Approach (Low – High)	Illustrative Selected Transactions Approach (Low – High)	Discounted Cash Flow Approach (Low – High)
IWCO & ML (General)	▪ Businesses are valued on a 'sum-of-the-parts' basis given that each unit has discrete management teams, operations and balance sheets ▪ IWCO debt facility is non-recourse and permits annual cash flow distributions to SC of up to ~$5 (not including tax distributions) ▪ ML debt facility allows ~$10 distribution to SC in FY 22, and further amendments may be sought to allow for incremental distributions, assuming sufficient cash flow generation and liquidity			
IWCO	▪ IWCO Projections assume successful (i) implementation of CIP and (ii) extension of credit facilities beyond December 2022 maturity (which may not occur, as discussions with lenders remain ongoing) ▪ Enterprise value derived using selected companies, selected transactions and discounted cash flow approaches (without giving effect to one-time CIP outlays) ▪ Equity value derived by adjusting enterprise value for ~$26 cash balance, ~$363 debt balance and ~$24 present value of one-time CIP outlays	Enterprise Value[1]: $117.2 to $449.8 Equity Value[1]: $0.0 to $89.4	Enterprise Value: $276.5 to $387.1 Equity Value: $0.0 to $26.7	Enterprise Value: $367.9 to $507.3 Equity Value: $7.7 to $146.9
ModusLink	▪ Enterprise value derived using selected companies, selected transactions and discounted cash flow approaches ▪ Equity value derived by adjusting enterprise value for ~$16 net cash balance	Enterprise Value[1]: $49.5 to $105.0 Equity Value[1]: $65.9 to $121.4	Enterprise Value: $69.1 to $103.6 Equity Value: $85.4 to $119.9	Enterprise Value: $76.1 to $100.5 Equity Value: $92.4 to $116.8
Corporate	▪ Corporate costs[2]: present value of ~$7.0-$7.5 projected annual corporate SG&A costs[3] using a discounted cash flow analysis. Corporate costs consist of: (i) ~$3.7 management & personnel expenses for time allocated specifically to corporate/accounting/audit matters; (ii) ~$1.1 board fees; (iii) ~$1.5 professional fees (legal, stock exchange) and (iv) ~$0.8 taxes and other expenses (except for illustrative selected transactions approach, which assumes corporate entity is liquidated and incurs $5 of wind-down cash outlays)	$(39.4) to $(61.5)	$(5.0)	$(39.4) to $(61.5)
	▪ Balance sheet adjustments for ~$39 cash, ~$15 convertible note[4] and ~$35 preferred stock[5] (based on higher of outstanding balance / liquidation preference or as-converted)	$(11.4)[4,5] (all approaches)		
NOLs	▪ NOLs based primarily on ~$300 million of federal NOLs assumed to be utilized over 8 years per the Consolidated Projections ($1.8 billion of NOLs expire in 2023). Value ascribed to NOLs in illustrative selected transactions approach gives consideration to S382 limitations; while certain selected companies have NOLs, for conservatism full NOL value is ascribed to selected companies approach	$40.9 to $47.5	$3.8 to $4.3	$40.9 to $47.5

Note: Present values as of 1/10/21; mid-year convention applied. No weighting ascribed to any particular methodology.

1. Illustrative LTM 10/31/2021 selected companies approach not reflected given that information to inform a corresponding metric for IWCO is not available. 2. Value ranges do not vary across methodologies since analyses are solely based on a discounted cash flow approach, except in the case of the Illustrative Selected Transactions Approach. 3. Based on SC projections prepared by SC management, as authorized by the Special Committee for Houlihan Lokey's use in these preliminary discussion materials (the "SC Projections" and, together with the ML Projections and IWCO Projections, the "Consolidated Projections"). 4. Figures shown above are illustratively based on outstanding principal balance of $14.9 million; for indications in which the conversion option is implied to be in-the-money (implied per share equity value greater than $2.37 per share), the balance sheet deduction is reduced to $0 and the diluted shares outstanding is increased by 6.3 million shares. 5. Figures shown above are illustratively based on liquidation preference of $35.0 million; for indications in which the conversion option is implied to be in-the-money (implied per share equity value greater than $1.96 per share), the balance sheet deduction is reduced to $0 and the diluted shares outstanding is increased by 17.9 million shares.

Source: Refer to pages 13-15 for additional details and sources for figures referenced above.

Preliminary Financial Analyses Summary

Steel Connect

NOL value reference ranges across Selected Companies and DCF approaches reflect implied per share values ranging between $0.56 and $0.79 for conservatism, and remain subject to continued review and diligence by SC, IWCO and ML managements, which will likely have a downward impact on per share value reference ranges shown below – particularly in scenarios where IWCO does not have positive value

Implied Equity Value Per Share Reference Ranges



Implied Equity Value Per Share Reference Range
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$2.00
$1.25
$1.08
$0.93
$2.78
$1.27
Preliminary Illustrative Only
$2.17
$1.21
$3.41
$1.49
Steel Partners Revised Indication [2]: $2.15
Current Stock Price [1]: $1.55
Selected Companies Analysis FY 2021 Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x
Selected Companies Analysis FY 2022E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x
Selected Companies Analysis FY 2023E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x
Selected Transactions Analysis FY 2021 Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x
Discounted Cash Flow Analysis ML Perpetual Growth Rate: 0.0% - 2.0% ML Discount Rate: 13.0% - 15.0% IWCO Perpetual Growth Rate: 0.0% - 2.0% IWCO Discount Rate: 11.0% - 13.0%

Note: No particular weight was attributed to any analysis. Selected Companies Analysis approach based on LTM 10/31/2021 not included due to insufficient information for IWCO.
Note: Per ML management, ModusLink currently has ~$10mm of 'trapped cash' potentially subject to repatriation, as well as over ~$5mm of cash required for near-term net working capital needs; if this cash was excluded from the implied equity value reference ranges for ModusLink, it would result in a reduction of ~$0.18 to ~$0.25 to the implied equity value per share references ranges shown above.
1. Based on closing stock price as of 1/4/22.
2. Reflects revised indication from Steel Partners on December 22, 2021, with consideration contemplated to be entirely in the form of cash.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items. E refers to Estimated. FY refers to Fiscal Year.
Source: Refer to following page for additional details and sources.

Preliminary Financial Analyses Summary (cont.)

Steel Connect

NOL value reference ranges across Selected Companies and DCF approaches reflect implied per share values ranging between $0.56 and $0.79 for conservatism, and remain subject to continued review and diligence by SC, IWCO and ML managements, which will likely have a downward impact on per share value reference ranges shown below – particularly in scenarios where IWCO does not have positive value

(dollars and shares outstanding in millions, except per share values)

[Preliminary Illustrative Only]

	Selected Companies Analysis FY 2021 Adjusted EBITDA			Selected Companies Analysis FY 2022E Adjusted EBITDA			Selected Companies Analysis FY 2023E Adjusted EBITDA			Selected Transactions Analysis [11] [12] FY 2021 Adjusted EBITDA			Discounted Cash Flow Analysis Perpetual Growth Rate		
Implied Equity Value Reference Range - IWCO [1]	$0.0	--	$26.7	$0.0	--	$0.0	$0.0	--	$89.4	$0.0	--	$26.7	$7.7	--	$146.9
Implied Equity Value Reference Range - ModusLink [2] [3]	$85.4	--	$119.9	$65.9	--	$90.6	$86.3	--	$121.4	$85.4	--	$119.9	$92.4	--	$116.8
Present Value of Steel Connect Corporate Expenses [4]	(39.4)	--	(61.5)	(39.4)	--	(61.5)	(39.4)	--	(61.5)	(5.0)	--	(5.0)	(39.4)	--	(61.5)
Present Value of Net Operating Losses [4] [5] [6]	40.9	--	47.5	40.9	--	47.5	40.9	--	47.5	3.8	--	4.3	40.9	--	47.5
Steel Connect Cash and Cash Equivalents as of 10/31/2021 [7]	38.5	--	38.5	38.5	--	38.5	38.5	--	38.5	38.5	--	38.5	38.5	--	38.5
Convertible Senior Notes as of 10/31/2021 [7] [8]	(14.9)	--	(14.9)	(14.9)	--	(14.9)	(14.9)	--	0.0	(14.9)	--	(14.9)	(14.9)	--	0.0
Series C Convertible Preferred Stock as of 10/31/2021 [7] [9]	(35.0)	--	0.0	(35.0)	--	(35.0)	(35.0)	--	0.0	(35.0)	--	0.0	(35.0)	--	0.0
Implied Total Equity Value Reference Range	75.5	--	156.2	55.9	--	65.2	76.4	--	235.3	72.8	--	169.6	90.2	--	288.2
Diluted Shares Outstanding [7] [10]	60.3	--	78.2	60.3	--	60.3	60.3	--	84.5	60.3	--	78.2	60.3	--	84.5
Implied Equity Value Per Share Reference Range	**$1.25**	--	**$2.00**	**$0.93**	--	**$1.08**	**$1.27**	--	**$2.78**	**$1.21**	--	**$2.17**	**$1.49**	--	**$3.41**

Note: Refer to following pages for derivation of IWCO and ML equity value reference ranges. Present value of Steel Connect corporate expenses based on the SC Projections of ~$7.0-$7.5mm of annual corporate expenses, tax-affected and based on a discount rate range of 11.0% to 15.0% across the selected companies and DCF approaches; illustrative selected transactions approach assumes liquidation of corporate entity and $5 million of wind-down/severance cash outlays, based on discussions with SC management.

1. In the event that certain equity value reference range indications for IWCO are not positive, values are shown as "0" for conservatism given that IWCO debt is non-recourse. However, it is possible that SC may incur wind-down costs or otherwise use its cash balance to support IWCO activities.

2. Per ML management, ModusLink currently has ~$10 million of 'trapped cash' potentially subject to repatriation, as well as over ~$5 million of cash required for near-term net working capital needs; if this cash was excluded from the implied equity value reference ranges for ModusLink, it would result in a reduction of ~$0.18 to ~$0.25 to the implied equity value per share reference ranges shown above.

3. Per SC and ML management, in late November 2022, ML received an LOI based on a valuation of $70 million. Per discussions with ML management, it is unclear how much of ML's cash balance is factored into the valuation.

4. Scenarios resulting in equity value for IWCO that is not positive would limit usability of NOLs and may present opportunities for a reduction in corporate costs. While factoring in such adjustments would likely result in net diminution in the low end of the implied equity value per share reference ranges shown above, given insufficient information and for conservatism, no adjustments have been made. Subject to continued review.

5. NOL value reference ranges subject to continued diligence and review. Reflects net present value of tax savings from federal and state NOLs. Net present value of tax savings from utilization of the Company's federal NOL balance of ~$2.1 billion (of which ~$1.8 billion expires in 2023) based on the Consolidated Projections and a discount rate range of 15.0% to 18.0%. Per SC management, state NOLs are not projected to have material value; as such, the low end of the range ascribes zero value to the state NOLs and the high end of the range ascribes $2.5mm of value to the NOLs, based on the maximum potential value per SC management. Foreign NOLs are not projected to be utilized, per SC management.

6. While a number of the selected companies have NOL balances that may impact their TEV/EBITDA multiples, we have added the full present value of the Company's NOLs to all of the selected companies approaches for conservatism. The value reference range for the Company's NOLs under the illustrative selected transactions analysis is illustratively based on application of S382 limitations on the ability to utilize the Company's existing NOLs; consideration was not given to potential impact of NUBIG on illustrative S382 limitation amounts, given limited applicability.

7. Per SC management.

8. Reflects outstanding principal balance of Convertible Senior Notes as of 10/31/21, except for indications under which conversion option is deemed to be in-the-money (implied per share equity value greater than $2.37 per share), in which case the outstanding balance is reduced to $0 and the diluted shares outstanding figure is increased by 6.3 million shares.

9. Reflects liquidation preference of outstanding Series C Convertible Preferred Stock as of 10/31/21, except for indications under which conversion option is deemed to be in-the-money (implied per share equity value greater than $1.96 per share), in which case the liquidation preference is reduced to $0 and the diluted shares outstanding figure is increased by 17.9 million shares.

10. Based on information provided by SC management. Reflects 60.3 million common shares outstanding as of 12/28/21, plus the impact of 2.0 thousand stock options outstanding, to the extent in-the-money (based on the treasury method). Also reflects dilutive impact of Convertible Senior Notes and Series C Convertible Preferred stock to the extent in-the-money.

11. Illustrative selected transactions approach assumes buyers would pay SC proceeds for IWCO and ModusLink and that SC would wind down the corporate entity. For illustrative purposes, assumes NOL value reference ranges based on applying S382 limitations to existing NOL balance and assumes wind-down/severance cash outlays of $5 million, based on discussion with SC management. Subject to continued review.

12. For illustrative purposes, selected transactions approach that applies 5.0 – 7.0x multiple range to IWCO FY 2022 Adjusted EBITDA of $23.4 million without taking into account PV of restructuring activities would result in an implied per share value reference range of $1.21 to $1.79.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items. E refers to Estimated. FY refers to Fiscal Year.

Source: SC, IWCO and ML managements; Consolidated Projections; Capital IQ; Bloomberg; public filings.

IWCO: Preliminary Financial Analyses Summary

(dollars in millions)

	Selected Companies Analysis			Selected Companies Analysis			Selected Companies Analysis			Selected Transactions Analysis *[Preliminary Illustrative Only]*			Discounted Cash Flow Analysis		
	FY 2021 Adjusted EBITDA			FY 2022E Adjusted EBITDA			FY 2023E Adjusted EBITDA			FY 2021 Adjusted EBITDA			Perpetual Growth Rate 0.0% -- 2.0% Discount Rate		
Corresponding Base Amount	$55.3			$23.4			$64.3			$55.3			11.0%	--	13.0%
Selected Multiples Range	5.0x	--	7.0x	5.0x	--	7.0x	5.0x	--	7.0x	5.0x	--	7.0x			
Implied Enterprise Value Reference Range	**$276.5**	**--**	**$387.1**	**$117.2**	**--**	**$164.1**	**$321.3**	**--**	**$449.8**	**$276.5**	**--**	**$387.1**	**$367.9**	**--**	**$507.3**
Cash and Cash Equivalents as of 10/31/2021 [1]	26.4	--	26.4	26.4	--	26.4	26.4	--	26.4	26.4	--	26.4	26.4	--	26.4
Implied Total Enterprise Value Reference Range	$302.9	--	$413.5	$143.6	--	$190.5	$347.7	--	$476.2	$302.9	--	$413.5	$394.3	--	$533.7
Total Debt as of 10/31/2021 [1]	(362.8)	--	(362.8)	(362.8)	--	(362.8)	(362.8)	--	(362.8)	(362.8)	--	(362.8)	(362.8)	--	(362.8)
Present Value of Restructuring Activities [1] [2]	(23.7)	--	(24.0)	(23.7)	--	(24.0)	(23.7)	--	(24.0)	(23.7)	--	(24.0)	(23.7)	--	(24.0)
Implied Total Equity Value Reference Range [3]	**($83.7)**	**--**	**$26.7**	**($242.9)**	**--**	**($196.3)**	**($38.9)**	**--**	**$89.4**	**($83.7)**	**--**	**$26.7**	**$7.7**	**--**	**$146.9**

Note: Selected Companies Analysis approach based on LTM 10/31/2021 not included due to insufficient information for IWCO.
1. Per SC and IWCO managements.
2. Reflects present value of cash flows related to restructuring activities in connection with the CIP at IWCO (tax-effected as appropriate); based on discount rate range of 11.0% - 13.0%.
3. Equity value cannot equal less than zero; negative equity values are shown above for illustrative purposes to demonstrate extent to which equity is out-of-the-money.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC and IWCO managements; IWCO Projections; Capital IQ; Bloomberg; public filings.

ModusLink: Preliminary Financial Analyses Summary

(dollars in millions)

	Selected Companies Analysis FY 2021 Adjusted EBITDA	*[Preliminary Illustrative Only]* Selected Companies Analysis LTM Ended 10/31/21 Adjusted EBITDA	Selected Companies Analysis FY 2022E Adjusted EBITDA	Selected Companies Analysis FY 2023E Adjusted EBITDA	*[Preliminary Illustrative Only]* Selected Transactions Analysis FY 2021 Adjusted EBITDA	Discounted Cash Flow Analysis Perpetual Growth Rate 0.0% -- 2.0% Discount Rate
Corresponding Base Amount	$17.3	$10.5	$12.4	$17.5	$17.3	13.0% -- 15.0%
Selected Multiples Range	4.0x -- 6.0x	4.0x -- 6.0x	4.0x -- 6.0x	4.0x -- 6.0x	4.0x -- 6.0x	
Implied Enterprise Value Reference Range	**$69.1 -- $103.6**	**$41.9 -- $62.9**	**$49.5 -- $74.3**	**$70.0 -- $105.0**	**$69.1 -- $103.6**	**$76.1 -- $100.5**
Cash and Cash Equivalents as of 10/31/2021 [1] [2]	16.4 -- 16.4	16.4 -- 16.4	16.4 -- 16.4	16.4 -- 16.4	16.4 -- 16.4	16.4 -- 16.4
Implied Total Enterprise Value Reference Range	$85.5 -- $120.0	$58.4 -- $79.3	$65.9 -- $90.7	$86.4 -- $121.5	$85.5 -- $120.0	$92.5 -- $116.9
Total Debt as of 10/31/2021 [1]	(0.1) -- (0.1)	(0.1) -- (0.1)	(0.1) -- (0.1)	(0.1) -- (0.1)	(0.1) -- (0.1)	(0.1) -- (0.1)
Implied Equity Value Reference Range [3]	**$85.4 -- $119.9**	**$58.3 -- $79.2**	**$65.9 -- $90.6**	**$86.3 -- $121.4**	**$85.4 -- $119.9**	**$92.4 -- $116.8**

1. *Per SC and ML managements.*
2. *ML management has indicated that (i) ~$10 million of ML's cash and cash equivalents balance is currently "trapped cash" and would potentially be subject to repatriation tax and (ii) over ~$5 million of ML's cash and cash equivalents balance may be required for near-term net working capital requirements; these amounts have not been excluded from the cash balances shown above. Per SC and ML managements, ML may dividend to SC up to $10 million allowable under its existing credit facility.*
3. *Per SC and ML management, in late November 2022, ML received an LOI based on a valuation of $70 million. Per discussions with ML management, it is unclear how much of ML's cash balance is factored into the valuation.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC and ML managements; ML Projections; Capital IQ; Bloomberg; public filings.

Summary of Selected Changes Relative to Prior Preliminary Financial Analyses Dated September 9, 2021

The following changes have been made since the prior preliminary discussion materials dated 9/9/2021

- **Changes to Financial Information:**
  - Financial information has been updated to reflect the most recent information provided by SC, IWCO and ML managements as follows:
    - IWCO, ML and Consolidated Projections reflect most recent projections prepared by each management team as of December 2021 whereas the 9/9/21 preliminary discussion materials reflected the July 2021 IWCO, ML and Consolidated Projections
    - Balance sheet financials reflect 10/31/2021 figures, compared to 7/31/2021 figures incorporated in the 9/9/2021 preliminary discussion materials
    - Capitalization information updated as of 12/28/21, compared to information as of 7/31/2021 incorporated in the 9/9/2021 preliminary discussion materials
- **Preliminary Selected Companies Analyses:**
  - The preliminary selected companies analyses for IWCO and ML were updated to reflect stock prices and other publicly available financial information as of 1/4/22 (previously, as of 9/2/21 market close). *See pages 21-22 for further detail on observed multiples.*
  - XPO Logistics, Inc. was removed from the ModusLink preliminary selected companies and replaced with GXO Logistics, Inc. reflecting the recently completed spin-off transaction
  - No changes have been made to the selected multiples ranges relative to the prior preliminary discussion materials dated 9/9/21
- **Preliminary Selected Transactions Analysis:**
  - The ModusLink preliminary selected transactions were updated to include the recently announced acquisitions of (i) Imperial Logistics Limited by DP World Limited, (ii) Transplace Inc by Uber Freight LLC, (iii) Visible Supply Chain Management, LLC by A.P. Møller - Mærsk A/S, (iv) B2C Europe Holding B.V. by A.P. Møller - Mærsk A/S, and (vi) Echo Global Logistics, Inc by The Jordan Company, L.P.
  - The IWCO preliminary selected transactions were updated to include the recently announced acquisition of R.R. Donnelley & Sons Company by Chatham Asset Management
  - No changes have been made to the selected multiples ranges relative to the prior preliminary discussion materials dated 9/9/21
- **Preliminary Discounted Cash Flow ("DCF") Analysis:**
  - Stock prices, betas, risk-free rates and other public information utilized in discount rate calculations have been updated to market close on 1/4/22 (previously, as of 9/2/21 market close)
  - No changes have been made to the selected discount rate ranges and the selected perpetual growth rates utilized in the preliminary DCF analyses relative to the prior preliminary discussion materials dated 9/9/21

Selected Changes to Preliminary Financial Analyses

Steel Connect (Consolidated)

(dollars in millions, except per share amounts)

	September 9, 2021 Discussion Materials			January 10, 2022 Discussion Materials		
	Selected Companies Analysis					
Metric Capitalized	**FY 2021E Adjusted EBITDA**	**FY 2022E Adjusted EBITDA**	**FY 2023E Adjusted EBITDA**	**FY 2021 Adjusted EBITDA**	**FY 2022E Adjusted EBITDA**	**FY 2023E Adjusted EBITDA**
Implied Total Equity Value	$73.4 - $167.6	$76.5 - $101.7	$75.7 - $216.8	$75.5 - $156.2	$55.9 - $65.2	$76.4 - $235.3
Implied Equity Value Per Share	**$1.22 - $2.15**	**$1.27 - $1.69**	**$1.26 - $2.57**	**$1.25 - $2.00**	**$0.93 - $1.08**	**$1.27 - $2.78**

	Selected Transactions Analysis [Preliminary Illustrative]	
Metric Capitalized	**FY 2021E Adjusted EBITDA**	**FY 2021 Adjusted EBITDA**
Implied Total Equity Value	$74.9 - $179.8	$72.8 - $169.6
Implied Equity Value Per Share	**$1.24 - $2.30**	**$1.21 - $2.17**

	Discounted Cash Flow Analysis	
Terminal Metric	**Unlevered Free Cash Flow**	**Unlevered Free Cash Flow**
Implied Total Equity Value	$85.2 - $251.0	$90.2 - $288.2
Implied Equity Value Per Share	**$1.41 - $2.97**	**$1.49 - $3.41**

Note: High end of Selected Companies Analysis FY 2021 Adjusted EBITDA and Selected Transactions Analysis FY 2021 approaches based on a share count of 78.2 million in current materials, compared to 78.1 million in the prior materials. High end of Selected Companies Analysis FY 2023E Adjusted EBITDA and Discounted Cash Flow Analysis approaches based on a share count of 84.5 million in current materials, compared to 84.4 million in the prior materials. All other approaches based on a share count of 60.3 million in current materials, compared to 60.2 million in the prior materials. In all cases, share count information was provided by SC management.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC, IWCO and ML managements; Consolidated Projections, Capital IQ; Bloomberg; public filings.

Selected Changes to Preliminary Financial Analyses (cont.)

IWCO

(dollars in millions)

	September 9, 2021 Discussion Materials			January 10, 2022 Discussion Materials		
	Selected Companies Analysis					
Metric Capitalized	FY 2021E Adjusted EBITDA	FY 2022E Adjusted EBITDA	FY 2023E Adjusted EBITDA	FY 2021 Adjusted EBITDA	FY 2022E Adjusted EBITDA	FY 2023E Adjusted EBITDA
Base Amount	$56.3	$23.0	$60.7	$55.3	$23.4	$64.3
Selected Multiple Range	5.0x - 7.0x	5.0x - 7.0x	5.0x - 7.0x	5.0x - 7.0x	5.0x - 7.0x	5.0x - 7.0x
Implied Equity Value	($76.8) - $35.4	($243.3) - ($197.7)	($54.7) - $66.3	($83.7) - $26.7	($242.9) - ($196.3)	($38.9) - $89.4

	Selected Transactions Analysis [Preliminary Illustrative]	
Metric Capitalized	FY 2021E Adjusted EBITDA	FY 2021 Adjusted EBITDA
Base Amount	$56.3	$55.3
Selected Multiple Range	5.0x - 7.0x	5.0x - 7.0x
Implied Equity Value	($76.8) - $35.4	($83.7) - $26.7

	Discounted Cash Flow Analysis	
Terminal Metric	Unlevered Free Cash Flow	Unlevered Free Cash Flow
Perpetual Growth Rate Range	0.0% - 2.0%	0.0% - 2.0%
Discount Rate Range	11.0% - 13.0%	11.0% - 13.0%
Implied Equity Value	($21.0) - $102.0	$7.7 - $146.9

Note: Equity value cannot equal less than zero; negative equity values are shown above for illustrative purposes to demonstrate extent to which equity is out-of-the-money.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC and IWCO managements; IWCO Projections; Capital IQ; Bloomberg; public filings.

Selected Changes to Preliminary Financial Analyses (cont.)

ModusLink

(dollars in millions)

	September 9, 2021 Discussion Materials			January 10, 2022 Discussion Materials		
	Selected Companies Analysis					
Metric Capitalized	FY 2021E Adjusted EBITDA	FY 2022E Adjusted EBITDA	FY 2023E Adjusted EBITDA	FY 2021 Adjusted EBITDA	FY 2022E Adjusted EBITDA	FY 2023E Adjusted EBITDA
Base Amount	$16.9	$17.7	$17.5	$17.3	$12.4	$17.5
Selected Multiple Range	4.0x - 6.0x	4.0x - 6.0x	4.0x - 6.0x	4.0x - 6.0x	4.0x - 6.0x	4.0x - 6.0x
Implied Equity Value	**$87.6 - $121.5**	**$90.7 - $126.1**	**$90.0 - $125.0**	**$85.4 - $119.9**	**$65.9 - $90.6**	**$86.3 - $121.4**

	Selected Transactions Analysis [Preliminary Illustrative]	
Metric Capitalized	FY 2021E Adjusted EBITDA	FY 2021 Adjusted EBITDA
Base Amount	$16.9	$17.3
Selected Multiple Range	4.0x - 6.0x	4.0x - 6.0x
Implied Equity Value	**$87.6 - $121.5**	**$85.4 - $119.9**

	Discounted Cash Flow Analysis	
Terminal Metric	Unlevered Free Cash Flow	Unlevered Free Cash Flow
Perpetual Growth Rate Range	0.0% - 2.0%	0.0% - 2.0%
Discount Rate Range	13.0% - 15.0%	13.0% - 15.0%
Implied Equity Value	**$99.4 - $123.4**	**$92.4 - $116.8**

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization.
E refers to Estimated.
FY refers to Fiscal Year.
Source: SC and ML managements; ML Projections; Capital IQ; Bloomberg; public filings.

Selected Market Changes Relative to Preliminary Discussion Materials Dated 9/9/2021 – IWCO Selected Companies

	Pricing As of 9/2/21			Pricing As of 1/4/22			Change Versus Prior Materials		
	Enterprise Value [1] to Adjusted EBITDA			Enterprise Value [1] to Adjusted EBITDA			Enterprise Value [1] to Adjusted EBITDA		
Selected Company	**LTM [2]**	**FY 2022E[3]**	**FY 2023E[3]**	**LTM**	**FY 2022E[3]**	**FY 2023E[3]**	**LTM**	**FY 2022E[3]**	**FY 2023E[3]**
Printing Services									
Cimpress plc	13.2x	10.7x	9.8x	12.2x	9.9x	8.7x	-1.0x	-0.7x	-1.0x
Dai Nippon Printing Co., Ltd.	5.5x	5.7x	5.4x	5.7x	6.1x	5.8x	0.2x	0.4x	0.4x
Deluxe Corporation	9.0x	7.9x	7.4x	8.1x	8.5x	10.0x	-0.8x	0.6x	2.6x
Ennis, Inc.	7.3x	NA	NA	7.3x	NA	NA	0.0x	NA	NA
Kyodo Printing Co., Ltd.	5.3x	NA	NA	6.6x	NA	NA	1.3x	NA	NA
Quad/Graphics, Inc.	4.1x	NA	NA	4.3x	NA	NA	0.2x	NA	NA
R. R. Donnelley & Sons Company	4.7x	4.3x	NA	6.1x *	5.4x *	NA *	1.4x	1.1x	NA
Toppan Inc.	4.4x	4.7x	NA	5.1x	5.3x	NA	0.6x	0.6x	NA
Transcontinental Inc.	5.9x	6.0x	6.0x	5.5x	5.4x	5.3x	-0.4x	-0.5x	-0.7x
Low	4.1x	4.3x	5.4x	4.3x	5.3x	5.3x	0.2x	1.0x	-0.1x
High	13.2x	10.7x	9.8x	12.2x	9.9x	10.0x	-1.0x	-0.7x	0.2x
Median	5.5x	5.8x	6.7x	6.1x	6.1x	7.3x	0.6x	0.3x	0.6x
Mean	6.6x	6.5x	7.1x	6.8x	7.0x	7.4x	0.2x	0.5x	0.3x
Diversified Marketing Services									
Cheil Worldwide Inc.	7.6x	6.7x	6.2x	5.9x	5.4x	5.0x	-1.7x	-1.3x	-1.2x
Dentsu Group Inc.	6.8x	6.4x	6.3x	5.3x	5.0x	5.4x	-1.5x	-1.4x	-0.9x
Omnicom Group Inc.	8.8x	8.1x	7.8x	8.2x	7.6x	7.4x	-0.6x	-0.5x	-0.4x
Publicis Groupe S.A.	7.0x	6.7x	6.5x	7.3x	6.9x	6.7x	0.4x	0.2x	0.2x
The Interpublic Group of Companies, Inc.	9.5x	9.4x	9.1x	9.3x	9.2x	8.9x	-0.2x	-0.2x	-0.2x
WPP plc	7.7x	6.7x	6.1x	8.9x	7.8x	7.2x	1.3x	1.1x	1.1x
Low	6.8x	6.4x	6.1x	5.3x	5.0x	5.0x	-1.5x	-1.4x	-1.1x
High	9.5x	9.4x	9.1x	9.3x	9.2x	8.9x	-0.2x	-0.2x	-0.2x
Median	7.6x	6.7x	6.4x	7.8x	7.3x	6.9x	0.1x	0.6x	0.5x
Mean	7.9x	7.3x	7.0x	7.5x	7.0x	6.8x	-0.4x	-0.3x	-0.2x
Low	4.1x	4.3x	5.4x	4.3x	5.0x	5.0x	0.2x	0.7x	-0.4x
High	13.2x	10.7x	9.8x	12.2x	9.9x	10.0x	-1.0x	-0.7x	0.2x
Median	7.0x	6.7x	6.4x	6.9x	6.9x	6.9x	0.0x	0.3x	0.5x
Mean	7.1x	6.9x	7.1x	7.1x	7.0x	7.0x	0.0x	0.1x	0.0x

Note: No company used in this analysis for comparative purposes is identical to IWCO.
1. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Represents FY 2021E multiples for pricing as of 9/2/21.
3. Multiples based on forward looking financial information have been calendarized to IWCO's fiscal year end of July 31 for all of the selected companies, except for Cimpress plc whose fiscal year end is June 30.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
NA refers to Not Available.
**Excluded from low, high, median and mean data because trading on an affected basis. On December 14, 2021, R.R. Donnelley & Sons Company announced that it had entered into a definitive merger agreement to be acquired by affiliates of Chatham Asset Management, LLC for $10.85 per share in cash. R.R. Donnelley & Sons Company subsequently received an unsolicited non-binding proposal to be acquired by an undisclosed strategic party for $11.00 per share in cash.*
Source: Bloomberg, Capital IQ and public filings.

Selected Market Changes Relative to Preliminary Discussion Materials Dated 9/9/2021 – ModusLink Selected Companies

	Pricing As of 9/2/21			Pricing As of 1/4/22			Change Versus Prior Materials		
	Enterprise Value [1] to Adjusted EBITDA			Enterprise Value [1] to Adjusted EBITDA			Enterprise Value [1] to Adjusted EBITDA		
Selected Company	LTM [2]	FY 2022E[3]	FY 2023E[3]	LTM	FY 2022E[3]	FY 2023E[3]	LTM	FY 2022E[3]	FY 2023E[3]
Celestica Inc.	5.3x	4.1x	NA	8.3x	4.7x	4.2x	3.0x	0.6x	NA
CJ Logistics Corporation	6.7x	6.4x	6.0x	5.4x	5.3x	4.8x	-1.4x	-1.2x	-1.2x
Clipper Logistics plc	21.5x	10.8x	9.3x	26.5x	13.1x	11.7x	5.0x	2.3x	2.5x
Deutsche Post AG	8.3x	6.6x	6.5x	7.7x	6.3x	6.2x	-0.6x	-0.4x	-0.3x
FedEx Corporation	8.6x	7.4x	6.8x	8.6x	7.6x	7.0x	0.0x	0.2x	0.2x
Flex Ltd.	6.5x	6.7x	6.3x	6.3x	6.7x	6.2x	-0.3x	0.0x	-0.1x
Jabil Inc.	5.4x	5.0x	5.1x	6.3x	5.2x	5.3x	1.0x	0.2x	0.2x
Kerry Logistics Network Limited	8.1x	7.6x	8.5x	8.0x	7.0x	7.8x	0.0x	-0.5x	-0.7x
Kuehne + Nagel International AG	21.7x	15.7x	16.3x	15.1x	10.8x	11.9x	-6.7x	-4.9x	-4.4x
United Parcel Service, Inc.	13.5x	12.1x	11.4x	14.0x	12.7x	12.1x	0.5x	0.6x	0.7x
Wincanton plc	6.6x	4.8x	4.4x	7.1x	4.5x	4.1x	0.5x	-0.3x	-0.3x
XPO Logistics, Inc.	15.3x	9.2x	9.7x	NA	NA	NA	NA	NA	NA
GXO Logistics, Inc.	NA	NA	NA	19.4x	16.2x	14.1x	NA	NA	NA
Low	5.3x	4.1x	4.4x	5.4x	4.5x	4.1x	0.1x	0.4x	-0.3x
High	21.7x	15.7x	16.3x	26.5x	16.2x	14.1x	4.8x	0.4x	-2.1x
Median	8.2x	7.0x	6.8x	8.2x	6.9x	6.6x	0.0x	-0.2x	-0.2x
Mean	10.6x	8.0x	8.2x	11.1x	8.3x	8.0x	0.4x	0.3x	-0.3x

Note: No company used in this analysis for comparative purposes is identical to ModusLink.
1. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Represents FY 2021E multiples for pricing as of 9/2/21.
3. Multiples based on forward looking financial information have been calendarized to ModusLink's fiscal year end of July 31 for all of the selected companies, except for Jabil Inc., whose fiscal year end is August 31.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
NA refers to Not Available.
Source: Bloomberg, Capital IQ and public filings.

Preliminary Selected Observations Related to IWCO

1 General Observations

- IWCO has been a leader in direct mail for ~50 years
- Direct mail space has been undergoing secular decline, with projected CY 2020-2025 CAGR of ~(5)%[1] as customers continue to move towards digital and omni-channel solutions
- IWCO pursuing strategic repositioning initiatives given industry backdrop, but efforts have been complicated by the following factors:
  - Substantial management team departures in CY 2020
  - Sales team turnover appears to have contributed to loss of a number of key customers in CY 2020 and CY 2021
  - Significant financial leverage limits operating flexibility and ability to invest in strategic repositioning
- IWCO management is implementing the CIP to stabilize the business and enhance profitability

2 Competitive Improvement Plan

- The CIP is designed to achieve the following specific objectives: (i) retain profitable customers by enhancing quality of direct mail services relative to price, (ii) enhance margins through cost reduction and (iii) position IWCO to service SMEs with omni-channel offerings
- Key components of Phase I of the CIP include:
  - Investments in digital presses and epic inserters to facilitate transition to fully digital production platform
  - Consolidation from 7 to 3 facilities and substantial headcount reductions
  - Exits from unprofitable customers
- One-time costs and investments required are estimated at ~$35mm, with certain equipment to be furnished via operating leases
- Implementation of Phase I of the CIP is expected to be complete by the end of CY 2022

3 Projections: Certain Observations & Qualifications

Per IWCO and Steel Connect management:

- IWCO Projections contemplate successful implementation of Phase I of the CIP (which positions IWCO as the premier digital direct mail company) with run-rate EBITDA achieved by the outer years of the projection period
- IWCO Projections do not contemplate meaningful revenue contributions or related investments in infrastructure or certain other costs associated with providing omni-channel solutions
- With regards to the existing credit facility, which matures in 2022:
  - IWCO Projections assume that IWCO will retain sufficient liquidity to remain in compliance with the terms of its credit facility through maturity[2]
  - IWCO will need to refinance its credit facility (or obtain alternative financing) to continue to operate as a going concern
  - Steel Connect / IWCO managements are in discussions with lenders regarding an amendment; lenders appear supportive of the CIP
  - Although the IWCO Projections assume that IWCO will be able to extend the maturity of its credit facility, there are no guarantees that IWCO will be able obtain such an extension (or alternative financing)
  - If IWCO is not able to obtain an extension or alternative financing, there would be material adverse implications for the business not reflected in the IWCO Projections

4 Updates Since 9/9/2021 SC Discussion Materials

- FY 2021 revenue of $387.5mm and Adj. EBITDA of $55.3mm were slightly below preliminary estimates pursuant to the July 2021 IWCO Projections of $389.8mm and $56.3mm, respectively
- IWCO Projections have been revised relative to the July 2021 IWCO Projections to reflect the following:
  - IWCO has recently onboarded two new customers projected to generate ~$30mm of annual revenues on a combined basis, offsetting certain negative customer volume changes
  - Supply and labor shortages result in minor gross margin compression
  - Net effect is an increase in Adj. EBITDA of ~$0.4mm in FY 2022 ramping up to ~$5.5mm in FY 2025

5 Additional Considerations & Open Items

- IWCO analyses are based on a "going concern" approach, are based on IWCO Projections, and account for one-time CIP costs/investments
- If IWCO does not operate as a going concern and/or does not have positive equity value, the following factors need to be further evaluated: (i) wind-down costs / other cash outlays by Steel Connect; (ii) potential changes to the corporate cost structure; and (iii) usability of existing NOLs (and would likely result in a downward revision to preliminary indications shown)

Source: SC and IWCO managements, IWCO Projections. 1. Per S&P Kagan. 2. More specifically, projections assume IWCO will retain sufficient liquidity to complete the CIP process and operate the business through the maturity - however there is a risk of dropping below the minimum liquidity requirement in late 2022, just prior to the credit facility maturity date (which is being contemplated in the amendment discussions with lenders).

IWCO: Historical and Projected Financial Observations

(dollars in millions)

	Fiscal Year Ended July 31,			Fiscal Year Ending July 31,				CAGR	CAGR
	2019	2020	2021	2022E	2023E	2024E	2025E	2019 to 2021	2021 to 2025E
A **Revenue**	**$486.9**	**$444.4**	**$387.5**	**$287.9**	**$298.5**	**$313.8**	**$332.4**	**-10.8%**	**-3.8%**
Growth %		*-8.7%*	*-12.8%*	*-25.7%*	*3.7%*	*5.1%*	*5.9%*		
Cost of Sales (Goods Sold)	(372.7)	(345.2)	(305.6)	(232.7)	(206.6)	(217.2)	(231.6)		
B Gross Profit	$114.2	$99.2	$81.9	$55.1	$91.9	$96.6	$100.8		
Margin %	*23.5%*	*22.3%*	*21.1%*	*19.2%*	*30.8%*	*30.8%*	*30.3%*		
Selling, General, and Administrative [1]	(124.6)	(87.5)	(98.9)	(75.1)	(70.1)	(64.4)	(66.5)		
Depreciation and Amortization	46.9	46.2	40.2	31.7	35.0	35.7	36.8		
Total Adjustments [2]	32.5	2.4	32.1	11.8	7.5	0.0	0.0		
B **Adjusted EBITDA**	**$69.0**	**$60.3**	**$55.3**	**$23.4**	**$64.3**	**$67.9**	**$71.2**	**-10.5%**	**6.5%**
Margin %	*14.2%*	*13.6%*	*14.3%*	*8.1%*	*21.5%*	*21.6%*	*21.4%*		
Growth %		*-12.7%*	*-8.2%*	*-57.6%*	*174.1%*	*5.6%*	*4.8%*		
Depreciation and Amortization	(46.9)	(46.2)	(40.2)	(31.7)	(35.0)	(35.7)	(36.8)		
Adjusted EBIT	**$22.1**	**$14.0**	**$15.1**	**($8.2)**	**$29.3**	**$32.2**	**$34.3**	**-17.3%**	**22.7%**
Margin %	*4.5%*	*3.2%*	*3.9%*	*-2.9%*	*9.8%*	*10.3%*	*10.3%*		
Growth %		*-36.6%*	*7.9%*	*NMF*	*NMF*	*9.8%*	*6.7%*		

2. Total Adjustments:

	2019	2020	2021	2022E	2023E	2024E	2025E
Loss (Gain) on Sale of Long-lived Assets	*0.4*	*0.4*	*0.4*	*1.4*	*0.0*	*0.0*	*0.0*
Adjustments related to tax liabilities	*32.1*	*1.9*	*2.3*	*0.0*	*0.0*	*0.0*	*0.0*
Impairment of long-lived assets	*0.0*	*0.0*	*25.7*	*0.0*	*0.0*	*0.0*	*0.0*
Restructuring Expenses	*0.0*	*0.0*	*3.7*	*10.2*	*7.5*	*0.0*	*0.0*
Other	*0.1*	*0.0*	*0.0*	*0.2*	*0.0*	*0.0*	*0.0*
Total Adjustments	***$32.5***	***$2.4***	***$32.1***	***$11.8***	***$7.5***	***$0.0***	***$0.0***

Restructuring Activities Detail

C **Restructuring Activities Detail**	Fiscal Year Ending July 31, 2022E	2023E	2024E	2025E
Lease Buyout Payments	$0.0	($5.2)	$0.0	$0.0
Severance and Retention	(5.2)	(2.2)	0.0	0.0
Professional Fees and Other One-Time Costs	(5.1)	(0.1)	0.0	0.0
Total Restructuring Expenses	($10.2)	($7.5)	$0.0	$0.0
Purchase of Capital Equipment	(13.3)	(5.4)	0.0	0.0
Capital Expenditures for IT Buildout	(2.8)	0.0	0.0	0.0
Capital Lease Payments	(0.1)	(0.2)	(0.2)	(0.3)
Proceeds from Equipment Sales and Inventory Reduction	2.3	3.2	0.0	0.0
Other One-Time Outlays	(1.0)	0.0	0.0	0.0
Total Restructuring Cash Flows	**($25.1)**	**($9.9)**	**($0.2)**	**($0.3)**

Selected Commentary

- **A** Revenue declined in FY20 as a result of industry headwinds, including COVID-related impacts; revenue decline has continued in FY21 and FY22, including as a result of material customer attrition and certain strategic exits, with revenue projected to stabilize in the outer years of the projection period
- **B** Significant margin improvements are projected to result from both cost-cutting initiatives and the exiting of certain lower margin customer accounts
- **C** One-time CIP Phase I implementation outlays of ~$35mm are projected, with purchase of equipment, severance payments and facility closure costs comprising key expenditures. CIP assumptions include: (i) certain equipment is furnished through operating leases due to credit facility compliance requirements; (ii) direct mail optimization program is completed and (iii) no significant investments made in omni-channel infrastructure

Note: LTM financials for the period ended 10/31/21 are in process. 1. SG&A burdened with $1.3 million paid to Steel Connect in connection with allocation of time of shared personnel to IWCO, but excludes the remaining portion of the $5.0 million distribution payable to Steel Connect pursuant to the existing credit facility. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items. Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items. CAGR refers to Compound Annual Growth Rate. E refers to Estimated. FY refers to Fiscal Year. LTM refers to Latest 12 Months. NMF refers to Not Meaningful Figure. Source: SC and IWCO managements; historical figures per SC and IWCO managements and public filings; projected figures per IWCO Projections.

IWCO Revenue Observations and Industry Trends

IWCO figures on the pages that follow are presented on a calendar year basis, consistent with how IWCO management has historically prepared detailed figures. These figures will differ from certain pages that are presented based on the Company's fiscal year end of July 31.

IWCO Revenue vs. Direct Mail Advertising Market Performance

(Revenue dollars in millions; Industry dollars in billions)

Revenue CAGRs	IWCO Revenue	Industry[1]
CY 2011 – CY 2019	*3.1%*	*-1.8%*
CY 2019 – CY 2020	*-16.9%*	*-23.1%*
CY 2020 – CY 2025E	*-3.6%*	*-4.9%*
CY 2020 – CY 2022E	*-17.6%*	*-4.1%*
CY 2022E – CY 2025E	*7.1%*	*-5.4%*



IWCO
Industry¹
$45
$44
$43
$42
$41
$42
$39
$40
$39
$30
$29
$28
$26
$25
$23
$386
$333
$369
$400
$444
$443
$484
$492
$491
$408
$350
$277
$304
$321
$340
CY 2011
CY 2012
CY 2013
CY 2014
CY 2015
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021E
CY 2022E
CY 2023E
CY 2024E
CY 2025E

U.S. Offline Advertising & Marketing Spend[2]

(dollars in billions)



CY 2018 – CY 2021E CAGR: (9%)
$233
$223
$172
$176
CY 2018
CY 2019
CY 2020
CY 2021E

U.S. Online Advertising & Marketing Spend[2]

(dollars in billions)



CY 2018 – CY 2021E CAGR: 16%
$128
$156
$157
$198
CY 2018
CY 2019
CY 2020
CY 2021E

1. Reflects Direct Mail Industry Advertising Revenue per S&P Kagan. 2. Per Winterberry studies provided by SC management. CAGR refers to Compound Annual Growth Rate. CY refers to Calendar Year. E refers to Estimated. Source: SC and IWCO managements, Public filings, S&P Kagan, Winterberry, historical figures per SC and IWCO managements and public filings; projected figures per IWCO Projections.

IWCO Profitability Observations

Gross Profit

(dollars in millions)



Gross Profit
Gross Margin %
10-Year Average Historical Figures:
Gross Profit: $104.7
Gross Margin: 24.6%
27%
22%
24%
26%
27%
26%
26%
24%
22%
22%
19%
25%
31%
30%
30%
$104
$74
$88
$102
$121
$115
$128
$117
$109
$89
$66
$69
$94
$98
$102
CY 2011
CY 2012
CY 2013
CY 2014
CY 2015
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021E
CY 2022E
CY 2023E
CY 2024E
CY 2025E

Note: IWCO figures shown above are presented on a calendar year basis; these figures will differ from certain pages that are presented based on the Company's fiscal year end of July 31.
CY refers to Calendar Year. E refers to Estimated.
Source: Historical figures per SC and IWCO managements and public filings; projected figures per IWCO Projections.

IWCO CY 2020 to CY 2022E Revenue Bridge

(dollars in millions)



Lost business to competitor and/or cost-cutting measures put in place
New customer additions
Decision to exit business due to low margins
$408.2
($40.5)
($27.7)
($27.5)
($16.8)
($13.5)
($13.0)
$17.2
$11.3
($21.0)
$276.8
CY 2020
Customer A
Customer B
Customer C
Customer D
Customer E
Customer F
Customer G
Customer H
Other Net Customer Declines
CY 2022E
Revenues Projected to be Lost by End of CY 2021E
Incremental Revenues Projected to be Lost By End of CY 2022E
Revenues Projected to be Gained by End of CY 2021E
Incremental Revenues Projected to be Gained By End of CY 2022E

Note: IWCO figures shown above are presented on a calendar year basis; these figures will differ from certain pages that are presented based on the Company's fiscal year end of July 31.
CY refers to Calendar Year. E refers to Estimated.
Source: SC and IWCO managements, IWCO Projections.

IWCO: Preliminary Selected Companies Analysis

(dollars in millions, except per share values)

Selected Company	Share Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Adjusted EBITDA LTM	FY 2022E [4]	FY 2023E [4]
Printing Services						
Cimpress plc	$73.90	$2,046.1	$3,510.2	12.2x	9.9x	8.7x
Dai Nippon Printing Co., Ltd.	$25.24	6,794.3	5,959.7	5.7x	6.1x	5.8x
Deluxe Corporation	$32.72	1,434.3	3,089.7	8.1x	8.5x	10.0x
Ennis, Inc.	$19.85	524.4	443.4	7.3x	NA	NA
Kyodo Printing Co., Ltd.	$25.19	208.6	350.7	6.6x	NA	NA
Quad/Graphics, Inc.	$4.25	250.3	1,049.0	4.3x	NA	NA
R. R. Donnelley & Sons Company [5]	$11.16	904.2	2,206.9	6.1x *	5.4x *	NA
Toppan Inc.	$18.55	6,220.5	5,797.7	5.1x	5.3x	NA
Transcontinental Inc.	$15.82	1,376.4	1,958.4	5.5x	5.4x	5.3x
Low				4.3x	5.3x	5.3x
High				12.2x	9.9x	10.0x
Median				6.1x	6.1x	7.3x
Mean				6.8x	7.0x	7.4x
Diversified Marketing Services						
Cheil Worldwide Inc.	$18.54	$1,878.1	$1,377.3	5.9x	5.4x	5.0x
Dentsu Group Inc.	$35.84	9,872.3	10,244.4	5.3x	5.0x	5.4x
Omnicom Group Inc.	$75.52	16,322.0	17,925.5	8.2x	7.6x	7.4x
Publicis Groupe S.A.	$67.91	17,140.1	18,597.7	7.3x	6.9x	6.7x
The Interpublic Group of Companies, Inc.	$38.40	15,135.6	16,220.9	9.3x	9.2x	8.9x
WPP plc	$15.51	18,611.9	21,123.1	8.9x	7.8x	7.2x
Low				5.3x	5.0x	5.0x
High				9.3x	9.2x	8.9x
Median				7.8x	7.3x	6.9x
Mean				7.5x	7.0x	6.8x
All Selected Companies						
Low				4.3x	5.0x	5.0x
High				12.2x	9.9x	10.0x
Median				6.9x	6.9x	6.9x
Mean				7.1x	7.0x	7.0x

Note: No company used in this analysis for comparative purposes is identical to IWCO.

1. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.

2. Based on closing prices as of 1/4/22.

3. Based on diluted shares.

4. Multiples based on forward looking financial information have been calendarized to IWCO's fiscal year end of July 31 for all of the selected companies, except for Cimpress plc whose fiscal year end is June 30.

5. On December 14, 2021, R.R. Donnelley & Sons Company announced that it had entered into a definitive merger agreement to be acquired by affiliates of Chatham Asset Management, LLC for $10.85 per share in cash. R.R. Donnelley & Sons Company subsequently received an unsolicited non-binding proposal to be acquired by an undisclosed strategic party for $11.00 per share in cash. Accordingly, that company's multiples are excluded from low, high, median and mean calculations.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; E refers to Estimated; FY refers to Fiscal Year; LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to Not Available.

Source: Bloomberg, Capital IQ and public filings.

IWCO: Preliminary Selected Benchmarking Data

Size (LTM Revenue, millions)	
Printing Services	
Toppan Inc.	$12,922.8
Dai Nippon Printing Co., Ltd.	$11,613.4
R. R. Donnelley & Sons Company	$4,935.1
Quad/Graphics, Inc.	$2,949.1
Cimpress plc	$2,663.6
Deluxe Corporation	$2,089.0
Transcontinental Inc.	$2,080.0
Kyodo Printing Co., Ltd.	$762.7
Ennis, Inc.	$390.3
IWCO	**$387.5**
Diversified Marketing Services	
WPP plc	$16,992.4
Omnicom Group Inc.	$14,190.6
Publicis Groupe S.A.	$11,151.4
Dentsu Group Inc.	$8,938.0
The Interpublic Group of Companies, Inc.	$8,843.4
Cheil Worldwide Inc.	$2,570.7
IWCO	**$387.5**

Size [1] (Enterprise Value as of 1/4/22, millions)	
Printing Services	
Dai Nippon Printing Co., Ltd.	$5,885.5
Toppan Inc.	$5,760.2
Cimpress plc	$3,510.2
Deluxe Corporation	$3,089.7
R. R. Donnelley & Sons Company	$2,206.9
Transcontinental Inc.	$1,958.4
Quad/Graphics, Inc.	$1,049.0
Ennis, Inc.	$443.4
Kyodo Printing Co., Ltd.	$345.7
Diversified Marketing Services	
WPP plc	$21,123.1
Publicis Groupe S.A.	$18,597.7
Omnicom Group Inc.	$17,925.5
The Interpublic Group of Companies, Inc.	$16,220.9
Dentsu Group Inc.	$10,374.9
Cheil Worldwide Inc.	$1,428.0

Revenue Growth (FY 2019 to FY 2021 Revenue)	
Printing Services	
Deluxe Corporation	0.3%
Toppan Inc.	-0.1%
Cimpress plc	-2.1%
Dai Nippon Printing Co., Ltd.	-2.1%
Ennis, Inc.	-5.0%
R. R. Donnelley & Sons Company	-6.3%
Transcontinental Inc.	-8.8%
IWCO	**-10.8%**
Quad/Graphics, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
Publicis Groupe S.A.	3.5%
The Interpublic Group of Companies, Inc.	1.6%
Dentsu Group Inc.	-1.0%
WPP plc	-3.0%
Omnicom Group Inc.	-4.6%
Cheil Worldwide Inc.	-7.0%
IWCO	**-10.8%**

Revenue Growth (FY 2021 to FY 2022E Revenue)	
Printing Services	
Cimpress plc	7.2%
Deluxe Corporation	4.2%
Transcontinental Inc.	3.9%
R. R. Donnelley & Sons Company	3.2%
Dai Nippon Printing Co., Ltd.	1.7%
Toppan Inc.	0.7%
IWCO	**-25.7%**
Quad/Graphics, Inc.	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
Cheil Worldwide Inc.	10.8%
The Interpublic Group of Companies, Inc.	7.9%
Dentsu Group Inc.	7.7%
Publicis Groupe S.A.	5.6%
Omnicom Group Inc.	3.7%
WPP plc	-1.1%
IWCO	**-25.7%**

Revenue Growth (FY 2021 to FY 2023E Revenue)	
Printing Services	
Cimpress plc	6.0%
Deluxe Corporation	4.7%
Transcontinental Inc.	2.1%
Dai Nippon Printing Co., Ltd.	1.9%
Toppan Inc.	0.5%
IWCO	**-12.2%**
Quad/Graphics, Inc.	*NA*
R. R. Donnelley & Sons Company	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
Cheil Worldwide Inc.	9.4%
Dentsu Group Inc.	6.1%
The Interpublic Group of Companies, Inc.	5.7%
Publicis Groupe S.A.	4.5%
Omnicom Group Inc.	3.0%
WPP plc	-0.7%
IWCO	**-12.2%**

Adjusted EBITDA Growth (FY 2019 to FY 2021 Adjusted EBITDA)	
Printing Services	
Cimpress plc	13.7%
R. R. Donnelley & Sons Company	6.0%
Dai Nippon Printing Co., Ltd.	4.0%
Toppan Inc.	2.3%
Transcontinental Inc.	1.7%
IWCO	**-10.5%**
Deluxe Corporation	-11.8%
Quad/Graphics, Inc.	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
WPP plc	14.9%
Cheil Worldwide Inc.	14.3%
The Interpublic Group of Companies, Inc.	13.1%
Omnicom Group Inc.	8.5%
Publicis Groupe S.A.	5.4%
Dentsu Group Inc.	4.9%
IWCO	**-10.5%**

Adjusted EBITDA Growth (FY 2021 to FY 2022E Adjusted EBITDA)	
Printing Services	
Cimpress plc	13.7%
R. R. Donnelley & Sons Company	6.0%
Dai Nippon Printing Co., Ltd.	4.0%
Toppan Inc.	2.3%
Transcontinental Inc.	1.7%
Deluxe Corporation	-0.6%
IWCO	**-57.6%**
Quad/Graphics, Inc.	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Diversified Marketing Services	
WPP plc	14.9%
Cheil Worldwide Inc.	14.3%
The Interpublic Group of Companies, Inc.	13.1%
Omnicom Group Inc.	8.5%
Publicis Groupe S.A.	5.4%
Dentsu Group Inc.	4.9%
IWCO	**-57.6%**

Adjusted EBITDA Growth (FY 2021 to FY 2023E Adjusted EBITDA)	
Printing Services	
Cimpress plc	7.8%
Dai Nippon Printing Co., Ltd.	4.6%
IWCO	**7.8%**
Transcontinental Inc.	2.2%
Deluxe Corporation	-7.8%
Quad/Graphics, Inc.	*NA*
R. R. Donnelley & Sons Company	*NA*
Ennis, Inc.	*NA*
Kyodo Printing Co., Ltd.	*NA*
Toppan Inc.	*NA*
Diversified Marketing Services	
WPP plc	11.5%
Cheil Worldwide Inc.	11.0%
The Interpublic Group of Companies, Inc.	8.1%
Omnicom Group Inc.	5.6%
Publicis Groupe S.A.	4.9%
IWCO	**7.8%**
Dentsu Group Inc.	-1.2%

Note: No company shown for comparative purposes is identical to IWCO.
1. Based on public trading prices of common stock.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for IWCO, in which case LTM refers to Latest 12 Months.
NA refers to Not Available.
Sources: Bloomberg, Capital IQ, SC and IWCO managements, IWCO Projections and public filings.

IWCO: Preliminary Selected Benchmarking Data (cont.)

Profitability	
LTM Adjusted EBITDA to LTM Revenue	
Printing Services	
Deluxe Corporation	18.2%
Transcontinental Inc.	17.2%
Ennis, Inc.	15.6%
IWCO	**14.3%**
Cimpress plc	10.8%
Dai Nippon Printing Co., Ltd.	9.1%
Toppan Inc.	8.9%
Quad/Graphics, Inc.	8.4%
R. R. Donnelley & Sons Company	7.4%
Kyodo Printing Co., Ltd.	7.0%
Diversified Marketing Services	
Publicis Groupe S.A.	22.7%
Dentsu Group Inc.	21.6%
The Interpublic Group of Companies, Inc.	19.7%
Omnicom Group Inc.	15.5%
IWCO	**14.3%**
WPP plc	13.9%
Cheil Worldwide Inc.	9.0%

Profitability	
(FY 2022E to FY 2023E Average Adjusted EBITDA Margin)	
Printing Services	
IWCO [1]	**21.5%**
Transcontinental Inc.	17.1%
Deluxe Corporation	15.6%
Cimpress plc	12.9%
Dai Nippon Printing Co., Ltd.	8.5%
R. R. Donnelley & Sons Company	8.1%
Ennis, Inc.	NA
Toppan Inc.	NA
Quad/Graphics, Inc.	NA
Kyodo Printing Co., Ltd.	NA
Diversified Marketing Services	
Publicis Groupe S.A.	22.3%
IWCO [1]	**21.5%**
Dentsu Group Inc.	20.5%
The Interpublic Group of Companies, Inc.	18.9%
WPP plc	17.1%
Omnicom Group Inc.	16.6%
Cheil Worldwide Inc.	9.2%

Profitability	
LTM Adjusted EBIT to LTM Revenue	
Printing Services	
Deluxe Corporation	11.3%
Ennis, Inc.	10.8%
Transcontinental Inc.	9.5%
Dai Nippon Printing Co., Ltd.	5.2%
IWCO	**3.9%**
Toppan Inc.	4.7%
R. R. Donnelley & Sons Company	4.7%
Cimpress plc	4.2%
Quad/Graphics, Inc.	2.9%
Kyodo Printing Co., Ltd.	0.1%
Diversified Marketing Services	
Publicis Groupe S.A.	17.9%
The Interpublic Group of Companies, Inc.	16.5%
Omnicom Group Inc.	14.0%
Dentsu Group Inc.	13.9%
WPP plc	11.9%
Cheil Worldwide Inc.	7.9%
IWCO	**3.9%**

Profitability	
(FY 2022E to FY 2023E Average Adjusted EBIT Margin)	
Printing Services	
Deluxe Corporation	18.1%
Transcontinental Inc.	17.2%
Ennis, Inc.	15.2%
Cimpress plc	12.4%
IWCO [1]	**9.8%**
Toppan Inc.	8.5%
Dai Nippon Printing Co., Ltd.	8.1%
R. R. Donnelley & Sons Company	7.9%
Quad/Graphics, Inc.	NA
Kyodo Printing Co., Ltd.	NA
Diversified Marketing Services	
Dentsu Group Inc.	22.3%
Publicis Groupe S.A.	22.2%
The Interpublic Group of Companies, Inc.	18.0%
Omnicom Group Inc.	15.8%
WPP plc	14.1%
IWCO [1]	**9.8%**
Cheil Worldwide Inc.	9.0%

Relative Depreciation	
(LTM Depr. to LTM Adjusted EBITDA)	
Printing Services	
Ennis, Inc.	30.7%
R. R. Donnelley & Sons Company	36.6%
Deluxe Corporation	37.8%
Dai Nippon Printing Co., Ltd.	42.5%
Transcontinental Inc.	45.0%
Toppan Inc.	47.3%
Cimpress plc	61.1%
Quad/Graphics, Inc.	65.7%
IWCO	**72.6%**
Kyodo Printing Co., Ltd.	98.1%
Diversified Marketing Services	
Omnicom Group Inc.	9.6%
Cheil Worldwide Inc.	12.1%
WPP plc	14.8%
The Interpublic Group of Companies, Inc.	16.2%
Publicis Groupe S.A.	21.4%
Dentsu Group Inc.	35.8%
IWCO	**72.6%**

Internal Investment	
(LTM Capital Expenditures to LTM Revenue)	
Printing Services	
IWCO	**0.6%**
Ennis, Inc.	0.9%
Cimpress plc	1.5%
R. R. Donnelley & Sons Company	1.6%
Quad/Graphics, Inc.	1.8%
Toppan Inc.	3.1%
Dai Nippon Printing Co., Ltd.	4.1%
Transcontinental Inc.	4.4%
Deluxe Corporation	4.8%
Kyodo Printing Co., Ltd.	8.3%
Diversified Marketing Services	
Cheil Worldwide Inc.	0.3%
Omnicom Group Inc.	0.5%
IWCO	**0.6%**
Publicis Groupe S.A.	1.4%
WPP plc	1.7%
The Interpublic Group of Companies, Inc.	2.0%
Dentsu Group Inc.	2.1%

Note: No company shown for comparative purposes is identical to IWCO.
1. IWCO Margin based on FY 2023E.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Depr. refers to Depreciation.
E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for IWCO, in which case LTM refers to Latest 12 Months.
NA refers to Not Available.
Sources: Bloomberg, Capital IQ, SC and IWCO managements, IWCO Projections and public filings.

IWCO: Preliminary Selected Transactions Analysis

Printing Services

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]	
Printing Services							
10/12/2021	Pending	R. R. Donnelley & Sons Company	Chatham Asset Management	$2,215.2	6.2x	7.4%	[3]
7/16/2020	10/1/2020	InnerWorkings, Inc.	HH Global Limited	$253.1	6.8x	3.5%	
2/26/2019	7/2/2019	Multi-Color Corporation	WS Packaging Group, Inc.	$2,520.1	8.8x	16.5%	
10/23/2018	12/10/2018	Communisis plc	Output Services Group, Inc.	$224.7	5.9x	8.0%	
2/15/2017	3/27/2017	The Garvey Group, LLC and Graphic Tech LLC	IntegraColor, LLC (nka:Orora Visual LLC)	$54.0	5.8x	10.3%	
12/15/2016	1/5/2017	Register Print Group Inc.	IntegraColor, LLC (nka:Orora Visual LLC)	$44.0	5.8x	18.1%	
12/1/2014	6/8/2015	Courier Communications LLC	R. R. Donnelley & Sons Company	$307.5	8.4x	13.3%	
10/24/2013	1/31/2014	Consolidated Graphics, Inc.	R. R. Donnelley & Sons Company	$702.2	5.5x	12.2%	
Low				$44.0	5.5x	3.5%	
High				$2,520.1	8.8x	18.1%	
Median				$280.3	6.0x	11.3%	
Mean				$790.1	6.6x	11.2%	

Acquisition of IWCO

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
12/18/2017	12/15/2017	IWCO Direct	ModusLink Global Solutions, Inc.	$476.0	5.8x	17.5%

Note: No company used in this analysis for comparative purposes is identical to IWCO, and no transaction used in this analysis for comparative purposes is identical to the Revised Indication.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period for which information was made public prior to the announcement of the transaction.
3. On December 14, 2021, R.R. Donnelley & Sons Company announced that it had entered into a definitive merger agreement to be acquired by affiliates of Chatham Asset Management, LLC for $10.85 per share in cash. R.R. Donnelley & Sons Company subsequently received an unsolicited non-binding proposal to be acquired by an undisclosed strategic party for $11.00 per share in cash, which subsequent bid is not reflected in the implied transaction value and multiple shown above.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Sources: Capital IQ, public filings, press releases.

IWCO: Preliminary Selected Transactions Analysis (cont.)

Diversified Marketing Services

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
Diversified Marketing Services						
6/28/2021	9/7/2021	ZetaDisplay AB	Alpha Acquisition AB	$109.1	16.5x	15.0%
12/21/2020	8/2/2021	MDC Partners Inc.	Stagwell Media LP ; The Stagwell Group LLC	$1,201.4	9.2x	10.5%
2/25/2020	4/27/2020	Growww Media Co., Ltd.	Hakuhodo Zeta Inc.	$96.0	6.2x	11.7%
12/10/2019	4/20/2020	Sanoma Media Netherlands	DPG Media	$510.4	6.5x	19.7%
10/8/2019	10/25/2019	Firewood Marketing, Inc.	MediaMonks	$150.0	13.2x	NA
4/14/2019	7/2/2019	Epsilon Data Management, LLC	Publicis Groupe Holdings B.V.; MMS USA Investments, Inc.	$4,400.0	8.2x	28.2%
12/4/2018	12/24/2018	MightyHive, Inc.	S4 Capital plc	$150.0	13.5x	27.3%
10/31/2018	11/2/2018	Eleven Inc.	Vision 7 Communications U.S. Inc.	$30.0	NA	NA
1/2/2018	4/1/2018	Daehong Communications Inc.	LOTTE Corporation	$208.6	5.5x	9.7%
12/22/2017	8/24/2018	Goldbach Group AG	Tamedia AG	$180.7	4.8x	7.4%
10/2/2017	12/7/2017	Asatsu-DK Inc	Bain Capital Private Equity, LP	$1,186.5	17.3x	2.2%
5/11/2017	7/3/2017	Havas SA	Vivendi SA	$4,069.8	9.9x	16.6%
2/20/2017	4/12/2017	SinnerSchrader Aktiengesellschaft	Accenture Holding GmbH & Co. KG	$103.4	16.9x	NA
11/17/2016	12/23/2016	Creston plc	RedWhiteBlue Champion Limited	$89.3	5.5x	12.0%
8/3/2016	9/27/2016	Sizmek Inc	Vector Capital	$76.8	8.8x	4.7%
Low				$30.0	4.8x	2.2%
High				$4,400.0	17.3x	28.2%
Median				$150.0	9.0x	11.8%
Mean				$837.5	10.1x	13.7%

Note: No company used in this analysis for comparative purposes is identical to IWCO, and no transaction used in this analysis for comparative purposes is identical to the Revised Indication.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
NA refers to Not Available.
Sources: Capital IQ, public filings, press releases.

IWCO: Preliminary Discounted Cash Flow Analysis

(dollars in millions)

	Projected Fiscal Year Ending July 31, 2022E [1]	2023E	2024E	2025E	Terminal Value Assumptions
Revenue	$202.4	$298.5	$313.8	$332.4	$332.4
Growth %	*-25.7%*	*3.7%*	*5.1%*	*5.9%*	
Cost of Sales (Goods Sold)	(160.9)	(206.6)	(217.2)	(231.6)	(231.6)
Selling, General, and Administrative	(56.6)	(70.1)	(64.4)	(66.5)	(37.7)
Depreciation and Amortization (Book Basis)	23.7	35.0	35.7	36.8	8.0
Total Adjustments	9.7	7.5	0.0	0.0	0.0
Adjusted EBITDA	**$18.3**	**$64.3**	**$67.9**	**$71.2**	**$71.2**
Margin %	*9.0%*	*21.5%*	*21.6%*	*21.4%*	*21.4%*
Total Adjustments [2]	(0.7)	0.0	0.0	0.0	0.0
Depreciation and Amortization (Tax Basis) [3]	(10.3)	(13.8)	(13.8)	(12.4)	(8.0)
Taxable EBIT	**$7.3**	**$50.4**	**$54.1**	**$58.8**	**$63.2**
Taxes [4]	(1.9)	(13.1)	(14.1)	(15.3)	(16.4)
Unlevered Earnings	**$5.4**	**$37.3**	**$40.0**	**$43.5**	**$46.8**
Depreciation and Amortization (Tax Basis) [3]	10.3	13.8	13.8	12.4	8.0
Capital Expenditures	(0.9)	(5.2)	(5.0)	(8.0)	(8.0)
Change in Net Working Capital	1.3	(0.8)	(0.7)	(0.8)	(0.8)
Other [5]	0.5	(1.1)	(0.3)	(0.2)	0.0
Unlevered Free Cash Flows	**$16.6**	**$44.1**	**$47.8**	**$46.9**	**$46.0**

Implied 2025E Adjusted EBITDA Terminal Multiple [6]

Discount Rate	0.00%	1.00%	2.00%
11.00%	6.2x	6.9x	7.7x
11.50%	5.9x	6.6x	7.3x
12.00%	5.7x	6.3x	7.0x
12.50%	5.5x	6.0x	6.7x
13.00%	5.3x	5.8x	6.4x

Discount Rate	Present Value of Cash Flows (2022 - 2025)		PV of Terminal Value Based on Perpetual Growth Rate for 2025 Unlevered Free Cash Flow: 0.00%	1.00%	2.00%		Implied Enterprise Value: 0.00%	1.00%	2.00%
11.00%	$128.3		$304.0	$337.7	$379.0		$432.3	$466.1	$507.3
11.50%	$127.3		$286.8	$317.3	$354.2		$414.1	$444.6	$481.4
12.00%	$126.3	+	$271.1	$298.7	$331.9	=	$397.4	$425.0	$458.1
12.50%	$125.3		$256.8	$281.9	$311.8		$382.0	$407.2	$437.1
13.00%	$124.3		$243.6	$266.5	$293.6		$367.9	$390.8	$417.9

PV of Terminal Value as a % of Enterprise Value

Discount Rate	0.00%	1.00%	2.00%
11.00%	70.3%	72.5%	74.7%
11.50%	69.3%	71.4%	73.6%
12.00%	68.2%	70.3%	72.4%
12.50%	67.2%	69.2%	71.3%
13.00%	66.2%	68.2%	70.3%

Note: Present values as of 1/10/22; mid-year convention applied.
1. Represents a 9.0-month stub period.
2. Excludes cash flow impact of restructuring expenses included in SG&A, which is separately captured in the preliminary financial analyses.
3. Reflects depreciation and amortization expense on a tax basis, per SC and IWCO managements.
4. Tax at 26.0%, per SC and IWCO managements.
5. Includes 606 adjustment.
6. Implied from corresponding discount rate and perpetual growth rate applied to 2025 unlevered free cash flow.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
EBIT refers to Earnings Before Interest and Taxes.
E refers to Estimated.
PV refers to Present Value.
Source: SC and IWCO managements, IWCO Projections.

Preliminary Selected Observations Related to ModusLink

1 General Observations

- In recent years, ModusLink management implemented an operating improvement plan involving strategic exits from unprofitable customers and right-sizing its cost structure (including elimination of ~$23mm of direct labor costs)
- ModusLink has a number of longstanding blue chip customers, but faces substantial customer concentration challenges
- With successful implementation of cost savings initiatives, ModusLink has focused on sourcing growth through (i) cross-selling at top customers and (ii) adding new logos
- However, FY 2021 saw year-over-year VAR declines due to the following factors:
  - Continued customer exits
  - End-market headwinds at certain top customers
  - Challenges in converting marketing efforts into new wins (including due to ongoing build-out of sourcing infrastructure)

3 Sales Process Observations & Updates

- 200+ parties contacted between launch in early 2019 and re-launch in early 2020
- Four LOIs received, with offers ranging between ~$15mm – $60mm[1]
- Certain considerations raised by parties during prior sales process remain: (i) No clear path to winning new logos / diversifying customer base / achieving sustained topline growth; (ii) Complexity of global operations raises scalability concerns; (iii) Unsustainable lack of investment in the business
- Over the last ~3-4 months, ModusLink held discussions with multiple parties around a potential sale
  - In September 2021 ModusLink was approached by a party that had previously expressed interest in 2019 & 2020, with preliminary discussions resulting in an LOI based on $70mm valuation[2]
  - Outreach by ModusLink to two additional parties in consultation with advisors, but neither has provided a proposal
  - Discussions on hold amid headwinds in baseline business

2 Financial Updates Since 9/9/2021SC Discussion

- FY 2021 results registered in-line with preliminary estimates provided in the July 2021 ML Projections, with the back half of the fiscal year impacted by lower volumes as factors including the shortage in semiconductor chips reduced demand at certain top customers
  - VAR in 2H was $51.6mm, compared to $65.5mm in 1H
- Q1 FY 2022 financial results exhibited a similar pattern to 2H FY 2021 and were substantially lower than the year-ago period:
  - VAR in Q1 FY 2022 was $25.3mm, compared to $33.8mm in Q1 FY 2021 (~25% decline)
  - Adjusted EBITDA in Q1 FY 2022 was $2.1mm, compared to $8.9mm in Q1 FY 2021 (~76% decline)
- ML Projections for FY 2022 have been adjusted relative to the July 2021 ML Projections to reflect the following factors:
  - ModusLink continues to face headwinds at certain top customers
  - New business wins are on track to substantially exceed recent performance on this metric
  - Net effect is a reduction in Adj. EBITDA from $17.7mm previously to $12.4mm currently
- Long-term outlook generally remains unchanged, with no changes to ML Projections for FY 2023 – FY 2025

4 Open Items & Additional Considerations

- ModusLink's existing credit facility provides for an option to distribute up to $10mm of available cash from ModusLink to Steel Connect
- Potential exercise of the distribution option will depend on ModusLink's financial performance, working capital needs and the component of existing cash subject to repatriation
- ModusLink management and Steel Connect management continue to evaluate the availability of excess cash at ModusLink
- Steel Connect management may consider amendments to the existing credit facility (which matures in December 2022) to extend maturity and/or to permit cash distributions from ModusLink to Steel Connect

1. Documentation of $60 million offer subject to confirmation. 2. Per discussions with ModusLink management, unclear how much of existing cash balance is factored into the valuation.
Source: SC and ML managements, financial advisor.

ModusLink Historical and Projected Financial Information

(dollars in millions)

	Fiscal Year Ended July 31,			LTM Ended (D)	Fiscal Year Ending July 31,				CAGR	CAGR
	2019	2020	2021	10/31/2021	2022E	2023E	2024E	2025E	2019 to 2021	2021 to 2025E
Revenue	$332.9	$338.5	$226.3	$206.4	$206.8	$240.3	$249.5	$259.3	-17.6%	3.5%
Growth %		*1.7%*	*-33.1%*		*-8.6%*	*16.2%*	*3.8%*	*3.9%*		
Cost of Materials	(191.4)	(190.3)	(109.0)	(97.7)	(87.1)	(116.8)	(121.3)	(126.0)		
(A) **VAR**	$141.5	$148.2	$117.2	$108.7	$119.7	$123.5	$128.3	$133.3	-9.0%	3.3%
Growth %		*4.7%*	*-20.9%*		*2.1%*	*3.2%*	*3.8%*	*3.9%*		
% of Revenue	*42.5%*	*43.8%*	*51.8%*	*52.7%*	*57.9%*	*51.4%*	*51.4%*	*51.4%*		
Cost of Goods Sold	(106.0)	(84.4)	(69.5)	(67.5)	(77.1)	(74.1)	(77.0)	(80.0)		
(B) **Gross Profit**	$35.5	$63.8	$47.7	$41.2	$42.6	$49.4	$51.3	$53.3	15.9%	2.8%
% of Revenue	*10.7%*	*18.8%*	*21.1%*	*19.9%*	*20.6%*	*20.6%*	*20.6%*	*20.6%*		
% of VAR	*25.1%*	*43.0%*	*40.7%*	*37.9%*	*35.6%*	*40.0%*	*40.0%*	*40.0%*		
Operating Expenses	(39.3)	(35.8)	(39.1)	(36.9)	(32.6)	(35.4)	(35.4)	(35.4)		
Depreciation and Amortization	5.6	4.1	3.4	3.2	2.2	3.5	3.5	3.5		
Total Adjustments [1]	7.2	2.4	5.3	3.1	0.2	0.0	0.0	0.0		
(C) **Adjusted EBITDA**	$9.1	$34.4	$17.3	$10.5	$12.4	$17.5	$19.4	$21.4	38.1%	5.5%
Growth %		*279.7%*	*-49.8%*		*-28.3%*	*41.4%*	*10.8%*	*10.3%*		
% of Revenue	*2.7%*	*10.2%*	*7.6%*	*5.1%*	*6.0%*	*7.3%*	*7.8%*	*8.3%*		
% of VAR	*6.4%*	*23.2%*	*14.7%*	*9.6%*	*10.3%*	*14.2%*	*15.1%*	*16.1%*		
Depreciation and Amortization	(5.6)	(4.1)	(3.4)	(3.2)	(2.2)	(3.5)	(3.5)	(3.5)		
Adjusted EBIT	$3.4	$30.3	$13.9	$7.3	$10.2	$14.0	$15.9	$17.9	101.7%	6.6%
Growth %		*788.2%*	*-54.2%*		*-26.5%*	*37.4%*	*13.5%*	*12.6%*		
% of Revenue	*1.0%*	*8.9%*	*6.1%*	*3.5%*	*4.9%*	*5.8%*	*6.4%*	*6.9%*		

1. Total Adjustments:

Severance	*1.0*	*3.1*	*(0.1)*	*(0.3)*	*0.7*	*0.0*	*0.0*	*0.0*
Provision for Asset Impairment	*3.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
Bad Debt Expense	*0.9*	*0.2*	*(0.0)*	*0.1*	*(0.0)*	*0.0*	*0.0*	*0.0*
Cyber-Attack Impact	*1.5*	*(0.7)*	*0.0*	*(0.0)*	*0.0*	*0.0*	*0.0*	*0.0*
Penalties & Fines	*0.8*	*(0.2)*	*(0.0)*	*(0.1)*	*(0.0)*	*0.0*	*0.0*	*0.0*
SAP Project Costs	*0.0*	*0.0*	*2.6*	*2.6*	*0.0*	*0.0*	*0.0*	*0.0*
France / Hungary non-cash charge	*0.0*	*0.0*	*1.6*	*0.0*	*0.0*	*0.0*	*0.0*	*0.0*
eBusiness PCL charge	*0.0*	*0.0*	*1.2*	*0.8*	*(0.5)*	*0.0*	*0.0*	*0.0*
Total Adjustments	***$7.2***	***$2.4***	***$5.3***	***$3.1***	***$0.2***	***$0.0***	***$0.0***	***$0.0***

Selected Commentary

- **(A)** After stabilizing in FY 2019 – FY 2020, VAR declined by ~21% in FY 2021 as a result of (i) customer exits and (ii) organic volume declines at certain top customers. VAR is expected to stabilize again, growing at ~3.3% over the projection period.
- **(B)** Gross profit nearly doubled between FY 2019 and FY 2020 amid a management program to cut direct labor costs and exit unprofitable accounts, with gross margins generally projected to remain elevated (at levels near FY 2021 performance).
- **(C)** ModusLink management is forecasting that Adjusted EBITDA will generally grow at a CAGR of ~5.5% after FY 2021, driven primarily by (i) new business VAR outpacing erosion in the baseline business and (ii) continued cost discipline supporting elevated profit margins.
- **(D)** ModusLink is facing a decline in demand from certain customers, including due to the semiconductor chip shortage, which has impacted LTM and FY 2022 performance. ModusLink management believes that some recovery in demand from such customers, coupled with new business wins, will lead to a rebound in the outer years of the projection period.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate; E refers to Estimated; FY refers to Fiscal Year; VAR refers to Value-Added Revenue.
Source: SC and ML managements, historical figures per SC and ML managements and public filings; projected figures per ML Projections.

ModusLink Long-Term Value Added-Revenue (VAR) Performance

ModusLink VAR vs. Third Party Logistics Industry Value Added ("IVA")[1]

(VAR dollars in millions; IVA dollars in billions)

CAGRs[2]	VAR	IVA
10-Year (2011 – 2021)	(10.3%)	3.3%
5-Year (2016 – 2021)	(9.5%)	3.1%
1-Year (2020 – 2021)	(20.9%)	6.6%
4-Year (2021 – 2025E)	3.3%	6.6%



VAR
IVA
$35 $36 $37 $38 $39 $40 $42 $49 $49 $44 $47 $50 $54 $57 $60
$390 $346 $298 $304 $289 $254 $193 $186 $151 $142 $148 $117 $120 $124 $128 $133
FY 2010 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021 FY 2022E FY 2023E FY 2024E FY 2025E

VAR: New Business vs. Erosion

(dollars in millions)



New Business
Erosion
$45 $89
$31 $80
$42 $36
$20 $35
$33 $67
$26 $87
$12 $19
$8 $43
$10 $20
$3 -$4
$5 $36
$16 $13
$7 $4
$10 $5
$10 $5
FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021 FY 2022E FY 2023E FY 2024E FY 2025E

Erosion has exceeded new business in 9 of the last 11 years, leading to a ~(10)% CAGR over the past decade

New Business refers to new customers or new programs with existing customers

Erosion refers to VAR declines from existing customer programs

1. Defined as the market value of goods and services produced by the industry minus the cost of goods and services used in production. Also described as the industry's contribution to GDP, or profit plus wages and depreciation, per IBIS World; 2. Refers to fiscal years for ModusLink and calendar years for industry data.
CAGR refers to Compound Annual Growth Rate; E refers to Estimated; FY refers to Fiscal Year; VAR refers to Value-Added Revenue.
Source: SC and ML managements, IBIS World, World Bank, historical figures per SC and ML managements and public filings, projected figures per ML Projections.

ModusLink Profitability Observations

Gross Profit[1]

(dollars in millions)



$111
$81
$69
$74
$75
$54
$25
$36
$32
$36
$64
$48
$43
$49
$51
$53
FY 2010
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022E
FY 2023E
FY 2024E
FY 2025E

Gross Margins[1]



Gross Profit as % of Revenue
Gross Profit as % of VAR
28%
23%
23%
24%
26%
21%
13%
20%
21%
25%
43%
41%
36%
40%
40%
40%
12%
10%
10%
10%
10%
10%
5%
8%
9%
11%
19%
21%
21%
21%
21%
21%
FY 2010
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015
FY 2016
FY 2017
FY 2018
FY 2019
FY 2020
FY 2021
FY 2022E
FY 2023E
FY 2024E
FY 2025E

1. Data shown for FY 2010 – FY 2017 represents information for the entire company (prior to the acquisition of IWCO).
E refers to Estimated; FY refers to Fiscal Year; VAR refers to Value-Added Revenue.
Source: Historical figures per SC and ML managements and public filings; projected figures per ML Projections.

ModusLink FY 2018 to FY 2021 VAR & Gross Profit Bridge

VAR Bridge

(dollars in millions)


$200.0
$180.0
$160.0
$140.0
$120.0
$100.0
$80.0
Exits from unprofitable customers
Customer exits
$151.3
$4.4
$20.4
$4.9
$7.6
$7.7
$7.8
$148.2
$11.7
$7.3
$5.2
$6.7
$117.2
Organic growth from existing programs at Customer A and B
FY 18A
Growth
Erosion
FY 20A
Customer Y
Customer Z
Customer B
Other Net Erosion
FY 21A

Gross Profit Bridge

(dollars in millions)


$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
Organic declines in existing programs
$63.8
$5.0
$1.2
$7.8
$47.7
$2.0
31.9
$31.9
Gross profit growth is attributable to the following factors: (i) elimination of approximately $23 million of direct labor costs between FY 2018 and FY 2020; (ii) exits from unprofitable customers; and (iii) organic growth in VAR at certain high margin customers
FY 18A
Growth
FY 20A
Customer Y
Customer Z
Customer B
Other Net Erosion
FY 21A

E refers to Estimated. FY refers to Fiscal Year; VAR refers to Value-Added Revenue.
Source: SC and ML managements.

ModusLink FY 2021 to FY 2022E VAR & Gross Profit Bridge

VAR Bridge

(dollars in millions)


$140.0
$130.0
$120.0
$110.0
$100.0
$90.0
$80.0
$117.2
$15.7
$6.7
$6.5
$119.7
FY 21A
Unsold New Business
Key Accounts
Growth Accounts
FY 22E

- *FY 2022 VAR is projected to grow as new business gains slightly offset the pullback in existing accounts. Nearly all of the VAR pullback across key accounts is attributable to Customer B.*

Gross Profit Bridge

(dollars in millions)


$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$0.0
$47.7
$6.7
$6.6
$5.2
$42.6
FY 21A
Unsold New Business
Key Accounts
Growth Accounts
FY 22E

- *Gross profit erosion attributable to (i) certain fixed costs associated with operations of existing accounts and (ii) customer/product mix.*

E refers to Estimated. FY refers to Fiscal Year; VAR refers to Value-Added Revenue.
Source: SC and ML managements, ML Projections.

ModusLink: Preliminary Selected Companies Analysis

(dollars in millions, except per share values)

Selected Company	Share Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Adjusted EBITDA LTM	FY 2022E [4]	FY 2023E [4]
Celestica Inc.	$11.72	$1,607.2	$1,701.8	8.3x	4.7x	4.2x
CJ Logistics Corporation	$107.76	$2,149.2	$3,697.1	5.4x	5.3x	4.8x
Clipper Logistics plc	$15.86	$1,665.9	$1,664.2	26.5x	13.1x	11.7x
Deutsche Post AG	$64.41	80,507.7	84,497.6	7.7x	6.3x	6.2x
FedEx Corporation	$264.91	71,710.4	85,380.4	8.6x	7.6x	7.0x
Flex Ltd.	$18.67	9,109.7	10,436.7	6.3x	6.7x	6.2x
Jabil Inc.	$71.29	10,698.9	12,668.9	6.3x	5.2x	5.3x
Kerry Logistics Network Limited	$2.50	4,523.5	5,464.2	8.0x	7.0x	7.8x
Kuehne + Nagel International AG	$319.60	38,654.3	37,367.6	15.1x	10.8x	11.9x
United Parcel Service, Inc.	$217.29	189,750.1	201,312.1	14.0x	12.7x	12.1x
Wincanton plc	$4.95	630.7	652.9	7.1x	4.5x	4.1x
GXO Logistics, Inc.	$89.84	10,389.4	11,129.4	19.4x	16.2x	14.1x
Low				5.4x	4.5x	4.1x
High				26.5x	16.2x	14.1x
Median				8.2x	6.9x	6.6x
Mean				11.1x	8.3x	8.0x

Note: No company used in this analysis for comparative purposes is identical to ModusLink.
1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 1/4/22.*
3. *Based on diluted shares.*
4. *Multiples based on forward looking financial information have been calendarized to ModusLink's fiscal year end of July 31 for all of the selected companies, except for Jabil Inc., whose fiscal year end is August 31.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated.
FY refers to Fiscal Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
Source: Bloomberg, Capital IQ and public filings.

ModusLink: Preliminary Selected Benchmarking Data

Size (LTM Revenue, millions)	
United Parcel Service, Inc.	$94,412.0
FedEx Corporation	$89,552.0
Deutsche Post AG	$87,629.4
Jabil Inc.	$30,019.0
Kuehne + Nagel International AG	$29,910.9
Flex Ltd.	$25,557.0
CJ Logistics Corporation	$9,295.1
Kerry Logistics Network Limited	$8,748.0
GXO Logistics, Inc.	$7,231.1
Celestica Inc.	$5,987.0
Wincanton plc	$1,805.1
Clipper Logistics plc	$1,079.1
ModusLink	**$206.4**

Size [1] (Enterprise Value as of 1/4/22, millions)	
United Parcel Service, Inc.	$201,312.1
FedEx Corporation	$85,380.4
Deutsche Post AG	$84,497.6
Kuehne + Nagel International AG	$37,367.6
Jabil Inc.	$12,668.9
GXO Logistics, Inc.	$11,129.4
Flex Ltd.	$10,436.7
Kerry Logistics Network Limited	$5,464.2
CJ Logistics Corporation	$3,697.1
Celestica Inc.	$1,701.8
Clipper Logistics plc	$1,664.2
Wincanton plc	$652.9

Revenue Growth (FY 2019 to FY 2021 Revenue)	
Kerry Logistics Network Limited	31.7%
Clipper Logistics plc	24.6%
Kuehne + Nagel International AG	12.2%
United Parcel Service, Inc.	11.8%
FedEx Corporation	10.8%
Deutsche Post AG	8.8%
GXO Logistics, Inc.	8.0%
Jabil Inc.	7.6%
CJ Logistics Corporation	5.8%
Wincanton plc	4.1%
Flex Ltd.	-2.0%
Celestica Inc.	-4.3%
ModusLink	**-17.6%**

Revenue Growth (FY 2021 to FY 2023E Revenue)	
Clipper Logistics plc	10.0%
GXO Logistics, Inc.	7.9%
Celestica Inc.	5.0%
Wincanton plc	4.8%
FedEx Corporation	4.7%
Kerry Logistics Network Limited	4.6%
Jabil Inc.	4.3%
United Parcel Service, Inc.	3.7%
Kuehne + Nagel International AG	3.6%
Deutsche Post AG	3.3%
Flex Ltd.	3.2%
ModusLink	**3.1%**
CJ Logistics Corporation	3.0%

Adjusted EBITDA Growth (FY 2019 to FY 2021 Adjusted EBITDA)	
Kuehne + Nagel International AG	42.4%
Deutsche Post AG	39.7%
ModusLink	**38.1%**
Clipper Logistics plc	37.4%
Kerry Logistics Network Limited	28.6%
Flex Ltd.	16.2%
United Parcel Service, Inc.	15.8%
Celestica Inc.	15.4%
CJ Logistics Corporation	12.9%
FedEx Corporation	12.5%
Jabil Inc.	12.0%
GXO Logistics, Inc.	9.4%
Wincanton plc	5.9%

Adjusted EBITDA Growth (FY 2021 to FY 2023E Adjusted EBITDA)	
Clipper Logistics plc	22.8%
Wincanton plc	14.9%
GXO Logistics, Inc.	13.6%
Celestica Inc.	10.6%
Jabil Inc.	7.9%
Deutsche Post AG	7.8%
FedEx Corporation	7.1%
United Parcel Service, Inc.	7.0%
CJ Logistics Corporation	5.6%
Kuehne + Nagel International AG	5.4%
Flex Ltd.	3.9%
ModusLink	**0.7%**
Kerry Logistics Network Limited	-0.9%

Profitability (LTM Adjusted EBITDA to LTM Revenue)	
United Parcel Service, Inc.	15.2%
Deutsche Post AG	12.5%
FedEx Corporation	11.1%
Kuehne + Nagel International AG	8.3%
GXO Logistics, Inc.	7.9%
Kerry Logistics Network Limited	7.8%
CJ Logistics Corporation	7.4%
Jabil Inc.	6.7%
Flex Ltd.	6.5%
Clipper Logistics plc	5.8%
Wincanton plc	5.1%
ModusLink	**5.1%**
Celestica Inc.	3.4%

Profitability (FY 2022E to FY 2023E Average Adjusted EBITDA Margin)	
United Parcel Service, Inc.	16.2%
Deutsche Post AG	14.9%
FedEx Corporation	12.3%
Clipper Logistics plc	10.8%
Kuehne + Nagel International AG	10.1%
GXO Logistics, Inc.	8.6%
Wincanton plc	8.0%
CJ Logistics Corporation	7.4%
Kerry Logistics Network Limited	7.3%
Jabil Inc.	7.1%
ModusLink	**6.7%**
Flex Ltd.	6.2%
Celestica Inc.	6.1%

Profitability (LTM Adjusted EBIT to LTM Revenue)	
United Parcel Service, Inc.	12.1%
Deutsche Post AG	10.3%
Kuehne + Nagel International AG	7.4%
FedEx Corporation	6.7%
Kerry Logistics Network Limited	6.2%
Clipper Logistics plc	4.9%
Wincanton plc	4.7%
Flex Ltd.	4.2%
Jabil Inc.	3.7%
ModusLink	**3.5%**
CJ Logistics Corporation	3.0%
GXO Logistics, Inc.	2.7%
Celestica Inc.	1.9%

Profitability (FY 2022E to FY 2023E Average Adjusted EBIT Margin)	
United Parcel Service, Inc.	13.2%
Deutsche Post AG	9.9%
FedEx Corporation	7.9%
Kuehne + Nagel International AG	7.4%
Clipper Logistics plc	5.7%
ModusLink	**5.4%**
Kerry Logistics Network Limited	5.3%
Wincanton plc	4.8%
GXO Logistics, Inc.	4.6%
Flex Ltd.	4.6%
Jabil Inc.	4.5%
Celestica Inc.	4.2%
CJ Logistics Corporation	3.6%

Relative Depreciation (LTM Depr. to LTM Adjusted EBITDA)	
Wincanton plc	7.8%
Kuehne + Nagel International AG	10.6%
Clipper Logistics plc	15.8%
Deutsche Post AG	17.6%
United Parcel Service, Inc.	20.2%
Kerry Logistics Network Limited	20.4%
ModusLink	**30.2%**
Flex Ltd.	35.1%
FedEx Corporation	39.3%
Jabil Inc.	44.8%
Celestica Inc.	44.9%
CJ Logistics Corporation	60.2%
GXO Logistics, Inc.	66.2%

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
ModusLink [2]	**0.5%**
Wincanton plc	0.7%
Kuehne + Nagel International AG	0.7%
Celestica Inc.	1.0%
Flex Ltd.	1.5%
Clipper Logistics plc	1.6%
Kerry Logistics Network Limited	1.9%
CJ Logistics Corporation	2.1%
GXO Logistics, Inc.	3.4%
Jabil Inc.	3.6%
Deutsche Post AG	4.6%
United Parcel Service, Inc.	5.0%
FedEx Corporation	6.9%

Note: No company shown for comparative purposes is identical to ModusLink; certain selected companies do not report VAR.
1. Based on public trading prices of common stock.
2. Represents FY 2021 Capital Expenditures to FY 2021 Revenue.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Depr. refers to Depreciation.
E refers to Estimated.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for ModusLink, in which case LTM refers to Latest 12 Months.
Source: Bloomberg, Capital IQ, SC and ML managements, public filings, and ML Projections.

ModusLink: Preliminary Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
9/10/2021	11/23/2021	Echo Global Logistics, Inc	The Jordan Company, L.P.	$1,340.4	13.2x	3.2%
8/6/2021	10/1/2021	B2C Europe Holding B.V.	A.P. Møller - Mærsk A/S	$86.0	11.0x	NA
8/6/2021	8/6/2021	Visible Supply Chain Management, LLC	A.P. Møller - Mærsk A/S	$838.0	13.0x	NA
7/22/2021	11/15/2021	Transplace Inc	Uber Freight LLC	$2,250.0	NMF	NA
7/8/2021	Pending	Imperial Logistics Limited	DP World Limited	$1,237.4	6.1x	5.6%
7/1/2021	Pending	Syncreon.Us Inc.	DP World Limited	$1,200.0	NA	NA
6/30/2021	6/30/2021	Quad Logistics Services, LLC	Mullen Group Ltd.	$40.0	8.0x	NA
4/27/2021	8/16/2021	Agility Global Integrated Logistics	DSV Panalpina A/S	$4,200.0	16.3x	6.4%
5/12/2021	5/12/2021	Lasership, Inc.	American Securities LLC	$1,700.0	13.0x	NA
3/17/2021	3/17/2021	AIT Worldwide Logistics, Inc.	The Jordan Company, L.P.	$1,200.0	NA	NA
12/9/2020	7/7/2021	Ingram Micro Inc.	Platinum Equity, LLC	$7,200.0	6.9x	2.3%
02/19/2020	1/4/2020	Performance Team LLC	A.P. Møller - Mærsk A/S	$545.0	6.1x	17.1%
1/28/2020	3/2/2020	Prime Distribution Services, Inc.	C.H. Robinson Worldwide, Inc.	$225.0	NA	NA
11/5/2018	12/3/2018	CaseStack, Inc.	Hub Group, Inc.	$255.0	11.6x	9.1%
2/17/2015	5/29/2015	APL Logistics Ltd	Kintetsu World Express, Inc.	$1,200.0	15.0x	4.8%
12/15/2014	1/30/2015	FedEx Supply Chain Distribution System, Inc.	FedEx Corporation	$1,380.0	NA	NA
7/29/2014	9/2/2014	New Breed Holding Company	XPO Logistics, Inc.	$615.0	8.0x	12.9%
Low				$40.0	6.1x	2.3%
High				$7,200.0	16.3x	17.1%
Median				$1,200.0	11.3x	6.0%
Mean				$1,500.7	10.7x	7.7%

Note: No company used in this analysis for comparative purposes is identical to ModusLink, and no transaction used in this analysis for comparative purposes is identical to the Revised Indication.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
NA refers to Not Available.
NMF refers to Not Meaningful Figure.
Sources: Capital IQ, public filings, press releases.

ModusLink: Preliminary Discounted Cash Flow Analysis

(dollars in millions)

	Projected Fiscal Year Ending July 31,				Terminal Value Assumptions
	2022E [1]	2023E	2024E	2025E	
Revenue	$162.4	$240.3	$249.5	$259.3	$259.3
Growth %	*-8.6%*	*16.2%*	*3.8%*	*3.9%*	
Cost of Materials	(68.0)	(116.8)	(121.3)	(126.0)	(126.0)
Cost of Sales (Goods Sold)	(61.2)	(74.1)	(77.0)	(80.0)	(80.0)
Operating Expenses	(25.2)	(35.4)	(35.4)	(35.4)	(36.9)
Depreciation and Amortization	1.6	3.5	3.5	3.5	5.0
Total Adjustments	0.7	0.0	0.0	0.0	0.0
Adjusted EBITDA	$10.3	$17.5	$19.4	$21.4	$21.4
% of Revenue	*6.3%*	*7.3%*	*7.8%*	*8.3%*	*8.3%*
Depreciation and Amortization	(1.6)	(3.5)	(3.5)	(3.5)	(5.0)
Adjusted EBIT	$8.7	$14.0	$15.9	$17.9	$16.4
Taxes [2]	(2.2)	(3.5)	(4.0)	(4.5)	(4.1)
Unlevered Earnings	$6.6	$10.5	$11.9	$13.4	$12.3
Depreciation and Amortization	1.6	3.5	3.5	3.5	5.0
Capital Expenditures	(2.9)	(5.0)	(5.0)	(5.0)	(5.0)
Change in Net Working Capital	(1.7)	(0.1)	(0.7)	(0.7)	(0.7)
Unlevered Free Cash Flows	$3.5	$8.9	$9.8	$11.2	$11.6

Implied 2025E Adjusted EBITDA Terminal Multiple [3]

Discount Rate	0.00%	1.00%	2.00%
13.00%	4.4x	4.8x	5.3x
13.50%	4.3x	4.7x	5.1x
14.00%	4.1x	4.5x	4.9x
14.50%	4.0x	4.3x	4.7x
15.00%	3.9x	4.2x	4.6x

	Present Value of Cash Flows (2022 - 2025)	+	PV of Terminal Value Based on Perpetual Growth Rate for 2025 Unlevered Free Cash Flow			=	Implied Enterprise Value		
Discount Rate			0.00%	1.00%	2.00%		0.00%	1.00%	2.00%
13.00%	$26.5		$61.4	$67.2	$74.0		$87.9	$93.7	$100.5
13.50%	$26.3		$58.3	$63.6	$69.8		$84.6	$89.9	$96.1
14.00%	$26.1	+	$55.5	$60.3	$66.0	=	$81.6	$86.4	$92.1
14.50%	$25.9		$52.9	$57.3	$62.5		$78.7	$83.2	$88.4
15.00%	$25.7		$50.4	$54.6	$59.3		$76.1	$80.2	$85.0

PV of Terminal Value as a % of Enterprise Value

Discount Rate	0.00%	1.00%	2.00%
13.00%	69.8%	71.7%	73.6%
13.50%	68.9%	70.8%	72.6%
14.00%	68.0%	69.8%	71.7%
14.50%	67.1%	68.9%	70.7%
15.00%	66.3%	68.0%	69.8%

Note: Present values as of 1/10/22; mid-year convention applied.
1. Represents a 9.0-month stub period.
2. Tax at 25.0%, per SC and ML managements.
3. Implied from corresponding discount rate and perpetual growth rate applied to 2025 unlevered free cash flow.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
E refers to Estimated.
PV refers to Present Value.
Source: SC and ML managements, ML Projections.

Stock Trading History (Last 5 Years)

Steel Connect

	1-Year Unaffected[2]	5-Year Current	3-Year Current	Since Unaffected[2]	Since 1/19/21	Since 9/9/21
Average Daily Trading Volume[1]	0.17mm	0.14mm	0.18mm	0.31mm	0.32mm	0.09mm
Average Daily Trading Value[1] ($mm)	$0.12	$0.24	$0.29	$0.65	$0.71	$0.17
VWAP	$0.65	$1.64	$1.55	$1.98	$2.14	$1.83
High Closing Stock Price[1]	$1.88	$2.67	$2.67	$2.67	$2.67	$2.40
Low Closing Stock Price[1]	$0.46	$0.46	$0.46	$0.68	$1.31	$1.31



Closing Stock Price ($)
Daily Volume (millions)
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
30.0
25.0
20.0
15.0
10.0
5.0
0.0
Elevated trading volumes were observed on January 19, 2021: stock price closed at $1.49, up from $1.09 one day prior; higher trading volumes were observed on Jan. 20-21, with stock price closing at $2.67 and $2.64
Revised Indication: $2.15[4]
Announcement of Steel Partners Proposal: stock price closed at $0.68 following announcement, down slightly from $0.71 one day prior
Announcement of IWCO Acquisition (12/18/17): $2.19, up from closing stock price of $1.49 one day prior
Initial Proposal Range: $0.65 – $0.72[3]
1/4/17
4/4/17
7/4/17
10/4/17
1/4/18
4/4/18
7/4/18
10/4/18
1/4/19
4/4/19
7/4/19
10/4/19
1/4/20
4/4/20
7/4/20
10/4/20
1/4/21
4/4/21
7/4/21
10/4/21
1/4/22
Volume
Price
Initial Proposal Range [3]
Revised Indication [4]

1. Per Capital IQ.
2. Since 11/19/20, the last trading day prior to the date the Initial Proposal was publicly disclosed.
3. Reflects the per share value range implied by the Initial Proposal.
4. Reflects revised indication from Steel Partners on December 22, 2021.

Source: Capital IQ, Bloomberg, public filings. Note: All information as of 1/4/22 close (except where otherwise specified)

Relative Total Shareholder Return Information (Last 3 Years)

	Current				Unaffected	
	Three-Year Return	Two-Year Return	Since Unaffected Date [1] Return	Since 9/9/21	Two-Year Return	One-Year Return
Steel Connect, Inc.	-6.6%	-1.4%	119.9%	-18.4%	-59.2%	-50.7%
S&P 500 Index (Total Return)	99.5%	52.5%	36.0%	7.1%	38.4%	17.0%
Steel Partners Holdings L.P.	204.8%	247.0%	389.9%	43.5%	-44.8%	-30.1%
ModusLink Selected Companies Index [2]	85.4%	66.3%	18.8%	-3.6%	40.5%	38.0%
IWCO Selected Companies Index [3]	8.2%	1.0%	24.8%	-0.5%	-20.4%	-21.7%


Total Shareholder Return
250%
225%
200%
175%
150%
125%
100%
75%
50%
25%
0%
-25%
-50%
-75%
-100%
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Steel Connect, Inc.
S&P 500 Index (Total Return)
Steel Partners Holdings L.P.
ModusLink Selected Companies Index [2]
IWCO Selected Companies Index [3]

1. *Since 11/19/20, the last trading day prior to the date the Initial Proposal was publicly disclosed.*
2. *ModusLink Selected Companies Index includes Celestica, Inc., CJ Logistics Corporation, Clipper Logistics plc, Deutsche Post AG, FedEx Corporation, Flex Ltd., Jabil Inc., Kerry Logistics Network Limited, Kuehne + Nagel International AG, United Parcel Service, Inc., Wincanton plc, and GXO Logistics, Inc.*
3. *IWCO Selected Companies Index includes Cimpress plc, Dai Nippon Printing Co., Ltd., Deluxe Corporation, Ennis, Inc., Kyodo Printing Co., Ltd., Quad/Graphics, Inc., R.R. Donnelley & Sons Company, Toppan Inc., Transcontinental Inc., Cheil Worldwide Inc., Dentsu Group Inc., Omnicom Group Inc., Publicis Groupe S.A., The Interpublic Group of Companies, Inc., WPP plc.*

Source: Capital IQ as of 1/4/22.

Selected Historical Trading Activity Since Initial Proposal

Steel Connect

Trading Activity Since Initial Proposal (11/19/2020)

(shares in millions)

VWAP Volume[1]: 81.3 million
VWAP: $1.98

Intraday High: $2.85
Intraday Low: $0.60

On January 20-21, 2021, elevated trading levels were observed with ~30 million shares trading at a VWAP of $2.47.



Initial Proposal Range
$0.65 - $0.72 per share
Volume = 0.6 million shares
0.7% of Total Volume
0.1
0.1%
0.6
0.7%
6.0
7.4%
3.3
4.1%
1.2
1.5%
3.0
3.7%
12.7
15.6%
21.1
26.0%
14.7
18.1%
14.4
17.7%
4.3
5.3%
Below $0.65
$0.65-$0.72
$0.72-$0.90
$0.90-$1.15
$1.15-$1.40
$1.40-$1.65
$1.65-$1.90
$1.90-$2.15
$2.15-$2.40
$2.40-$2.65
$2.65-$2.90

Last Three Months

(shares in millions)

VWAP Volume[1]: 5.7 million
VWAP: $1.79

Intraday High: $2.45
Intraday Low: $1.31



0.4
6.5%
1.1
20.2%
1.0
17.0%
1.0
18.5%
0.4
7.4%
0.9
16.1%
0.4
7.0%
0.4
7.2%
$1.25-$1.40
$1.40-$1.55
$1.55-$1.70
$1.70-$1.85
$1.85-$2.00
$2.00-$2.15
$2.15-$2.30
$2.30-$2.45

Last One Month

(shares in millions)

VWAP Volume[1]: 1.8 million
VWAP: $1.47

Intraday High: $1.80
Intraday Low: $1.31



0.4
20.2%
1.1
61.0%
0.3
18.4%
0.0
0.4%
0.0
0.0%
0.0
0.0%
0.0
0.0%
0.0
0.0%
$1.25-$1.40
$1.40-$1.55
$1.55-$1.70
$1.70-$1.85
$1.85-$2.00
$2.00-$2.15
$2.15-$2.30
$2.30-$2.45

Note: Based on the closing price in one-minute intervals as provided by Bloomberg and the amount of volume transacted during that intraday window.
1. Per Bloomberg, reflects the number of shares traded over the period that are included for purposes of the VWAP calculations.
VWAP refers to Volume-Weighted Average Price.
Source: Bloomberg as of 1/4/2022.

Recent Trading Activity by Shareholder

Largest Steel Connect Shareholders (Excluding Steel Partners and Other Insiders)

(dollars and shares in actuals)

Stockholder	Latest Shareholdings	% of Total Float	Net Shares Added / (Deducted) by Quarter						
			Q1 CY 2020	Q2 CY 2020	Q3 CY 2020	Q4 CY 2020	Q1 CY 2021	Q2 CY 2021	Q3 CY 2021
GAMCO Investors, Inc.	2,553,000	6.9%	-	552,000	1,610,920	(7,422)	(511,799)	(278,050)	19,351
% of Holdings Traded			*0.0%*	*47.3%*	*93.7%*	*(0.2%)*	*(15.4%)*	*(9.9%)*	*0.8%*
Renaissance Technologies Corp.	2,422,996	6.5%	(2,342)	283,239	121,943	293,441	(91,033)	(102,444)	(114,404)
% of Holdings Traded			*(0.1%)*	*13.9%*	*5.3%*	*12.0%*	*(3.3%)*	*(3.9%)*	*(4.5%)*
The Vanguard Group, Inc.	1,855,352	5.0%	(89,800)	(102,386)	(146,947)	(21,801)	1,228,031	31,156	61,779
% of Holdings Traded			*(10.0%)*	*(12.7%)*	*(20.9%)*	*(3.9%)*	*229.8%*	*1.8%*	*3.4%*
BlackRock, Inc.	1,032,022	2.8%	(15,971)	(81,325)	15	1,275	2,180	(72,226)	(599)
% of Holdings Traded			*(1.3%)*	*(6.9%)*	*0.0%*	*0.1%*	*0.2%*	*(6.5%)*	*(0.1%)*
Solas Capital Management, LLC	867,736	2.3%	61,695	-	-	-	-	68,368	-
% of Holdings Traded			*8.4%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*8.6%*	*0.0%*
Bridgeway Capital Management, Inc.	274,845	0.7%	-	(250,600)	(43,000)	(35,200)	(46,155)	68,700	-
% of Holdings Traded			*0.0%*	*(43.1%)*	*(13.0%)*	*(12.2%)*	*(18.3%)*	*33.3%*	*0.0%*
Geode Capital Management, LLC	232,624	0.6%	1,045	-	-	-	29,080	13,335	-
% of Holdings Traded			*0.6%*	*0.0%*	*0.0%*	*0.0%*	*15.3%*	*6.1%*	*0.0%*
VWAP During Quarter			$1.21	$0.58	$0.56	$0.74	$2.14	$2.01	$1.90
High Closing Stock Price During Quarter			$1.57	$0.87	$0.67	$0.98	$2.67	$2.21	$2.07
Low Closing Stock Price During Quarter			$0.75	$0.46	$0.51	$0.51	$0.77	$1.79	$1.64

Note: Net Shares Added / (Deducted) is shown through Q3 CY 2021.
CY refers to Calendar Year; Q refers to Quarter; VWAP refers to Volume-Weighted Average Price.
Source: Capital IQ, public filings.

Illustrative Premium Observations

Note: The sensitivities shown are intended to be for illustrative purposes only, and are not intended to be indicative of or provide any conclusions regarding valuation.

Implied Per Share Consideration Based on Illustrative Premium to Closing Share Price / VWAP

	Average Daily Trading Volume (mm) [1]	*ADTV % of Public Float [1]*	VWAP Volume (mm) [2]	Closing Share Price / VWAP [3]	*Illustrative Premium to Closing Share Price / VWAP*							
					0.0%	5.0%	10.0%	15.0%	20.0%	25.0%	30.0%	35.0%
1-Day Closing	0.09	0.2%	0.09	$1.55	$1.55	$1.63	$1.71	$1.78	$1.86	$1.94	$2.02	$2.09
10-Day VWAP	0.10	0.3%	0.96	$1.46	$1.46	$1.53	$1.61	$1.68	$1.75	$1.82	$1.90	$1.97
20-Day VWAP	0.09	0.3%	1.79	$1.47	$1.47	$1.54	$1.61	$1.69	$1.76	$1.83	$1.91	$1.98
30-Day VWAP	0.08	0.2%	2.41	$1.50	$1.50	$1.58	$1.65	$1.73	$1.80	$1.88	$1.95	$2.03
2-Month VWAP	0.08	0.2%	3.07	$1.56	$1.56	$1.63	$1.71	$1.79	$1.87	$1.94	$2.02	$2.10
3-Month VWAP	0.09	0.2%	5.65	$1.79	$1.79	$1.88	$1.97	$2.06	$2.15	$2.24	$2.33	$2.42
6-Month VWAP	0.09	0.2%	10.79	$1.85	$1.85	$1.94	$2.03	$2.12	$2.21	$2.31	$2.40	$2.49
12-Month VWAP	0.32	0.9%	74.83	$2.08	$2.08	$2.18	$2.29	$2.39	$2.50	$2.60	$2.70	$2.81
12-Month VWAP- Excluding Elevated Trading Dates [4]	0.21	0.6%	48.21	$1.86	$1.86	$1.96	$2.05	$2.14	$2.24	$2.33	$2.42	$2.52
Since Initial Proposal (11/19/20) VWAP	0.31	0.8%	81.25	$1.98	$1.98	$2.08	$2.18	$2.28	$2.38	$2.48	$2.58	$2.68
52-week High Closing Price	NA	NA	NA	$2.67	$2.67	$2.80	$2.94	$3.07	$3.20	$3.34	$3.47	$3.60
52-week Low Closing Price	NA	NA	NA	$0.77	$0.77	$0.81	$0.85	$0.88	$0.92	$0.96	$1.00	$1.04

Note: Reference to "Day" is based on trading days and reference to "Month" is based on calendar months.
1. Per Capital IQ.
2. Per Bloomberg, reflects the number of shares traded over the period that are included for purposes of the VWAP calculations.
3. Based on trading information per Bloomberg as of 1/4/22.
4. Excludes trading data for January 20, 2021 and January 21, 2021, days on which highly elevated trading levels were observed.
ADTV refers to Average Daily Trading Volume.
NA refers to Not Available.
VWAP refers to Volume-Weighted Average Price.
Source: Capital IQ, Bloomberg.

Illustrative Premium Observations (cont.)

Note: The sensitivities shown are intended to be for illustrative purposes only, and are not intended to be indicative of or provide any conclusions regarding valuation.

Implied Premium (Discount) to Closing Share Price / VWAP Based on Illustrative Per Share Consideration

	Average Daily Trading Volume (mm) [1]	*ADTV % of Public Float [1]*	VWAP Volume (mm) [2]	Closing Share Price / VWAP [3]	*Illustrative Per Share Consideration*							
					$2.15	$2.20	$2.25	$2.30	$2.35	$2.40	$2.45	$2.50
1-Day Closing	0.09	0.2%	0.09	$1.55	38.7%	41.9%	45.2%	48.4%	51.6%	54.8%	58.1%	61.3%
10-Day VWAP	0.10	0.3%	0.96	$1.46	47.3%	50.8%	54.2%	57.6%	61.0%	64.5%	67.9%	71.3%
20-Day VWAP	0.09	0.3%	1.79	$1.47	46.7%	50.1%	53.5%	56.9%	60.3%	63.8%	67.2%	70.6%
30-Day VWAP	0.08	0.2%	2.41	$1.50	43.0%	46.3%	49.7%	53.0%	56.3%	59.7%	63.0%	66.3%
2-Month VWAP	0.08	0.2%	3.07	$1.56	38.2%	41.4%	44.6%	47.9%	51.1%	54.3%	57.5%	60.7%
3-Month VWAP	0.09	0.2%	5.65	$1.79	20.2%	23.0%	25.8%	28.6%	31.4%	34.1%	36.9%	39.7%
6-Month VWAP	0.09	0.2%	10.79	$1.85	16.5%	19.2%	21.9%	24.6%	27.3%	30.0%	32.7%	35.5%
12-Month VWAP	0.32	0.9%	74.83	$2.08	3.4%	5.8%	8.2%	10.6%	13.0%	15.4%	17.8%	20.2%
12-Month VWAP- Excluding Elevated Trading Dates [4]	0.21	0.6%	48.21	$1.86	15.3%	18.0%	20.7%	23.4%	26.0%	28.7%	31.4%	34.1%
Since Initial Proposal (11/19/20) VWAP	0.31	0.8%	81.25	$1.98	8.3%	10.8%	13.4%	15.9%	18.4%	20.9%	23.4%	26.0%
52-week High Closing Price	NA	NA	NA	$2.67	(19.5%)	(17.6%)	(15.7%)	(13.9%)	(12.0%)	(10.1%)	(8.2%)	(6.4%)
52-week Low Closing Price	NA	NA	NA	$0.77	179.6%	186.1%	192.6%	199.1%	205.6%	212.1%	218.6%	225.1%

Note: Reference to "Day" is based on trading days and reference to "Month" is based on calendar months.
1. Per Capital IQ.
2. Per Bloomberg, reflects the number of shares traded over the period that are included for purposes of the VWAP calculations.
3. Based on trading information per Bloomberg as of 1/4/22.
4. Excludes trading data for January 20, 2021 and January 21, 2021, days on which highly elevated trading levels were observed.
ADTV refers to Average Daily Trading Volume.
NA refers to Not Available.
VWAP refers to Volume-Weighted Average Price.
Source: Capital IQ, Bloomberg.

Disclaimer

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